                                                                    Exhibit 10.8

                                      This

                              DISTRIBUTOR AGREEMENT

                               ("this Agreement")

                                  is made as of

                               OCTOBER 31ST, 2006

                                 by and between

                                   SMART GMBH,
a limited liability company organized and existing under the laws of the Federal Republic of Germany, having its principal place of business at Leibnizstrasse 2,
                            71032 Boblingen, Germany

                                 ("SMART GMBH")

                                       and

                           SMART USA DISTRIBUTOR LLC,
a limited liability company organized and existing under the laws of Delaware, having its principal place of business at 2555 Telegraph Road, Bloomfield Hills,
                                 Michigan 48302

                                ("DISTRIBUTOR").

      smart gmbh and DISTRIBUTOR are referred to Individually as "Party" and collectively as "Parties".

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                                TABLE OF CONTENTS

ARTICLE 1  APPOINTMENT OF DISTRIBUTOR AND RIGHTS OF DISTRIBUTION..........     4
   1.1     Appointment of DISTRIBUTOR.....................................     4
   1.2     Limitation on Appointment......................................     4
   1.3     Retained Rights................................................     4
   1.4     Related Activities.............................................     5

ARTICLE 2  CONTRACT GOODS ................................................     5

ARTICLE 3  CONTRACT TERRITORY.............................................     6
   3.1     Contract Territory.............................................     6
   3.2     Activities Outside of the Contract Territory...................     6

ARTICLE 4  TARGET AGREEMENTS..............................................     6
   4.1     Sales Period...................................................     6
   4.2     Objectives.....................................................     6
   4.3     Minimum Sales Volume, Minimum Objectives.......................     7

ARTICLE 5  SALES AND SERVICE ACTIVITIES...................................     7
   5.1     Sales and Service Organization.................................     7
   5.2     smart Dealership Standards.....................................     7
   5.3     Authorized Resellers...........................................     8
   5.4     Facilities.....................................................     9
   5.5     Business Systems...............................................     9
   5.6     Management Personnel...........................................    11
   5.7     Training.......................................................    11

ARTICLE 6  SERVICE AND WARRANTY...........................................    12
   6.1     Service of Contract Goods......................................    12
   6.2     Authorized Reseller's Warranty.................................    12
   6.3     Distributor's Warranty.........................................    13
   6.4     Alteration and Equipment Installation..........................    14
   6.5     Parts..........................................................    14
   6.6     Technical Publications.........................................    14

ARTICLE 7  PROMOTION, ADVERTISING AND SIGNAGE.............................    14
   7.1     Promotion and Advertising......................................    14
   7.2     Signage........................................................    15

ARTICLE 8  ORDERS, PRICING AND PAYMENT....................................    16
   8.1     Orders.........................................................    16
   8.2     Pricing and Payment............................................    17

ARTICLE 9  LIABILITY AND INDEMNIFICATION..................................    17
   9.1     Limitation of Liability........................................    17
   9.2     Product Liability..............................................    18
   9.3     Force Majeure..................................................    19

ARTICLE 10 DESIGNATION AND MARKS..........................................    20
   10.1    Designation....................................................    20
   10.2    Use of smart Marks.............................................    20
   10.3    Company Name...................................................    20

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
   10.4    Term of Use....................................................    21

ARTICLE 11 STATUS AND OWNERSHIP OF DISTRIBUTOR............................    21
   11.1    Status of DISTRIBUTOR..........................................    21
   11.2    DISTRIBUTOR'S Authority and Ownership..........................    21

ARTICLE 12 FINANCIAL STRUCTURE, BOOKS, RECORDS AND ACCOUNTS, STATEMENTS
           AND AUDIT......................................................    22
   12.1    Financial Structure, Books, Records and Accounts and
           Statements.....................................................    22
   12.1    Audit..........................................................    22

ARTICLE 13 OTHER OBLIGATIONS OF DISTRIBUTOR...............................    23
   13.1    Deal Information and Assistance................................    23
   13.2    Customer Data...............................................       23
   13.3    Customer Satisfaction Policies.................................    23
   13.4    Other Goods....................................................    24
   13.5    Compliance with Laws...........................................    24
   13.6    Execution of Related Agreements................................    26
   13.7    Emissions Credits..............................................    27

ARTICLE 14 TERM AND TERMINATION...........................................    27
   14.1    Term of this Agreement.........................................    27
   14.2    Termination with Immediate Effect..............................    28
   14.3    Notification...................................................    30
   14.4    Rights and Obligations on Termination..........................    30

ARTICLE 15 GENERAL PROVISIONS.............................................    32
   15.1    Payments to DISTRIBUTOR........................................    32
   15.2    Entire Agreement, Modification, Consent, Waiver, Rights and
           Assignment.....................................................    32
   15.3    Registration...................................................    33
   15.4    Confidential Information.......................................    33
   15.5    Counterparts and Photocopies...................................    33
   15.6    Interpretation and Discrepancy with Other Documents............    34
   15.7    Severability...................................................    34

ARTICLE 16 NOTICES........................................................    34

ARTICLE 17 GOVERNING LAW AND DISPUTE RESOLUTION...........................    35

ARTICLE 18 PLACE OF PERFORMANCE...........................................    35

ARTICLE 19 SIGNATURE......................................................    35

ANNEXES:

Annex 1    Vehicles
Annex 2    Contract Specifications
Annex 3.1  Target Agreement
Annex 3.2  Parts
Annex 4    Format Types, Corporate Identity (CI) and Standards
Annex 5    Distributor's Warranty
Annex 6    Sales Conditions
Annex 7    Trade and Service Marks Licensing Clauses
Annex 8    Allocation of Functions
Annex 9    TREAD Act Information
Annex 10   Field Actions, Service Campaigns and Recalls

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ARTICLE 1 - APPOINTMENT OF DISTRIBUTOR AND RIGHTS OF DISTRIBUTION

1.1  APPOINTMENT OF DISTRIBUTOR

smart gmbh hereby appoints DISTRIBUTOR and DISTRIBUTOR hereby accepts, subject to the terms and conditions of this Agreement, to be the exclusive distributor for the sale and service of Contract Goods (as defined below) in the Contract Territory (as defined below).

1.2  LIMITATION ON APPOINTMENT

(1)  DISTRIBUTOR shall sell Contract Goods only to:

     (i)  its Authorized Resellers (as defined below); and

     (ii) end users of Contract Goods,

     whose place of residence or business domicile is within the Contract Territory.

(2) DISTRIBUTOR shall not sell any Contract Goods unless those Contract Goods are purchased under this Agreement or otherwise with smart gmbh's consent, nor shall DISTRIBUTOR acquire or assist others in acquiring Contract Goods from any source other than smart gmbh.

1.3  RETAINED RIGHTS

     (1) smart gmbh may be required by certain of its multinational fleet customers or certain multinational fleet customers of a DaimlerChrysler Group Company, while smart gmbh is a DaimlerChrysler Group Company, to enter into agreements with customers [other than a DaimlerChrysler Group Company). Prior to doing SD, smart gmbh shall promptly inform DISTRIBUTOR and, thereafter, smart gmbh and DISTRIBUTOR shall consult to respond, if possible, to the needs of the customer and agree in advance as to the terms and conditions under which the customer will acquire the Vehicles from DISTRIBUTOR and its Authorized Resellers for the customer's operation within the Contract Territory. If DISTRIBUTOR and smart gmbh fail to agree upon such terms and conditions, smart gmbh may then require DISTRIBUTOR, and DISTRIBUTOR is obliged to implement the sale, but only in accordance with the following conditions:

          A. smart gmbh will ensure that DISTRIBUTOR will in any such case retain a margin of at least *% of Vehicle's MSRP (as defined below) to cover DISTRIBUTOR'S expenses relating to such meal (for example customer information, test drives, invoicing, vehicle arrangement, pre delivery inspection, delivery).

          B. smart gmbh shall ensure that DISTRIBUTOR and its Authorized Reseller receive payment from the fleet customer for the sold Vehicles or another mutually agreeable solution.

          C. The maximum number of Vehicles which smart gmbh may directly or indirectly offer and sell to multinational fleet customers pursuant to this Article 1.3 is agreed to be:

Time Frame                           Volume Limitation
----------------------------------   --------------------------------------
January 1,2008 - December 31, 2009   *% on top of the mutually agreed to
                                     annual Vehicle planning volume for the
                                     calendar year

January 1,2010 - December 31, 2021   *% on top of the mutually agreed to
                                     annual Vehicle planning volume for the
                                     calendar year

     (2) Prior to any offer of any special condition to any DaimlerChrysler Group Company's employees, which differ from the market conditions (the conditions offered to the general public), DISTRIBUTOR shall obtain smart gmbh's written approval if smart gmbh is at that point in time a DaimlerChrysler Group Company.

* Confidential portions omitted and filed separately with the Securities and Exchange Commission pursuant to an application for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

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     (3)  Vehicles for the use of a DaimlerChrysler Group Company (e.g. as
          Company cars for corporate fleet, with or without registration and as management cars) should be ordered via DISTRIBUTOR. In that case the Parties will agree in advance on a processing fee and the applying conditions during the yearly negotiation process. If the Parties should not agree, smart gmbh may, if smart gmbh is at that point in time a DaimlerChrysler Group Company, transfer Vehicles in the Contract Territory to any DaimlerChrysler Group Company, whereas DISTRIBUTOR, shall be involved and will be reimbursed for incurred costs (max. *% basis Vehicle's MSRP as defined in Clause 1.3(1)(A).

1.4  RELATED ACTIVITIES

(1) With respect to financing and leasing of Contract Goods, DISTRIBUTOR and its Authorized Resellers shall, albeit not exclusively, offer the range of services provided by any DaimlerChrysler Group Company active in the field of financing or leasing provided such services can be lawfully offered.

(2) DISTRIBUTOR and its Authorized Resellers shall offer and process service products provided by any DaimlerChrysler Group Company in accordance with the relevant guidelines.

ARTICLE 2 - CONTRACT GOODS

(1)  Contract Goods are:

     (i) completely built-up new motor vehicles (including chassis) manufactured by or under license of smart gmbh or any DaimlerChrysler Group Company, as identified in ANNEX 1 ("Vehicles") and in the versions intended for the Contract Territory, as offered to DISTRIBUTOR, from time to time, hereunder; and

     (ii) new genuine parts, accessories for installation on or attachment to Vehicles, components, aggregates, assemblies, as well as genuine remanufactured parts, components, aggregates and assemblies, which are supplied by smart gmbh, a DaimlerChrysler Group Company or authorized licensee ("Parts").

* Confidential portions omitted and filed separately with the Securities and Exchange Commission pursuant to an application for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

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(2)  Successor and supplementary models within existing model series will become
     Contract Goods upon their official launching in the Contract Territory with the consent of smart gmbh.

ARTICLE 3 - CONTRACT TERRITORY

3.1  CONTRACT TERRITORY

The Contract Territory is as set forth in ANNEX 2, under the heading "Contract Territory".

3.2  ACTIVITIES OUTSIDE OF THE CONTRACT TERRITORY

DISTRIBUTOR and its Authorized Resellers shall not. directly or indirectly, outside of the Contract Territory:

(i)  maintain sales or distribution branches or depots for Contract Goods;

(ii) solicit customers for Contract Goods in any manner and, in particular, through the internet, it being recognized that prospective customers located outside of the Contract Territory may access DISTRIBUTOR'S and/or its Authorized Resellers, Contract Territory-based internet sites and such accessing shell not be deemed to be a violation of this Article; or

(iii) appoint sub-distributors, dealers, outlets or workshops to sell, distribute or service Contract Goods.

ARTICLE 4 - TARGET AGREEMENTS

4.1 SALES PERIOD

(1) Prior to each Sales Period, the Parties shall agree upon quantitative and/or qualitative objectives to be reached by DISTRIBUTOR and its Authorized Resellers in a Target Agreement. The Target Agreement for the first Sales Period is set forth in ANNEX 3.1.

(2) "Sales Period" means the calendar year or, for this Agreement's first and last years, the partial calendar year during which this Agreement is in effect,

4.2  OBJECTIVES

(1) The quantitative objectives may Include, but are not limited to, the following:

     (i) a minimum or a specific number of Vehicles to be sold by DISTRIBUTOR and its Authorized Resellers to end users in the Contract Territory;

     (ii) a minimum or a specific market share in defined vehicle segments in the Contract Territory;

     (iii) a minimum or a specific turnover of Parts;

     (iv) a specific inventory of Contract Goods [although, in any case, DISTRIBUTOR and its Authorized Resellers shall keep a balanced inventory of Contract Goods in quantity and assortment sufficient to meet customer demand in the Contract Territory); and

     (v) a specific number of demonstration vehicles (although, in any case, DISTRIBUTOR and its Authorized Resellers shall keep in stock such number of demonstration Vehicles appropriate for the volume of business).

(2) The qualitative objectives may include, but are not limited to, the following:

     (i) measures which ensure the achievement of smart Dealership Standards (as defined below) by DISTRIBUTOR'S Authorized Resellers as well as smart gmbh's other requirements; and

     (ii) the implementation of organizational structures, new facilities or processes,

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4.3 MINIMUM SALES VOLUME, MINIMUM OBJECTIVES

(1) DISTRIBUTOR is obliged to take delivery of and pay for the yearly agreed volume of Contract Goods as set forth in ANNEX 3.1.

(2) The Minimum Sales Volume is, for each category of Contract Goods, as the case may be, a number of Vehicles that DISTRIBUTOR and its Authorized Resellers must sell, as a minimum, to end-users in the Contract Territory, or a turnover of Parts, that DISTRIBUTOR and its Authorized Resellers must make at a minimum.

ARTICLE 5 - SALES AND SERVICE ACTIVITIES

5.1  SALES AND SERVICE ORGANIZATION

(1) DISTRIBUTOR shall directly and/or through Authorized Resellers develop and maintain a sales and service network that in terms of quality and capacity ensures the balanced and thorough distribution of Contract Goods, the supply of the market demand for Contract Goods and expert service that enhances the high-quality image, reputation and acceptability of Contract Goods. smart gmbh assumes that the sales and service network set up by the DISTRIBUTOR will consist of United Auto Group, Inc. ("UAG") dealers and of Penske Automotive dealers and others. DISTRIBUTOR shall consult with smart gmbh prior to establishing or adjusting its sales and service network.

     DISTRIBUTOR will ensure an initial investment by each Authorized Reseller of approximate * US$ for the set up of all sales and service facilities (including IT systems, tools and all necessary equipment), for the purchase of corporate identity and signage, and for carrying out initial staff training (sales, service, management personnel), if a higher investment becomes necessary the Parties shall agree thereon prior to this investment.

(2) "Authorized Resellers" means all persons appointed by DISTRIBUTOR in accordance with this Agreement to maintain sales and/or service facilities in the Contract Territory for any Contract Goods.

5.2  SMART DEALERSHIP STANDARDS

(1) DISTRIBUTOR and its Authorized Resellers shall strive to comply with those standards as may be from lime to time implemented and amended or updated by smart gmbh ("smart Dealership Standards"). The current smart Dealership Standards are set forth in ANNEX 4. The implementation or any amendment or update of smart Dealership Standards requires one year's notice to DISTRIBUTOR.

* Confidential portions omitted and filed separately with the Securities and Exchange Commission pursuant to an application for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(2) In any event, DISTRIBUTOR and its Authorized Resellers are obliged to comply with those of the smart Dealership Standards that are identified by smart gmbh to be binding on DISTRIBUTOR and/or its Authorized Resellers ("smart Dealership Must Standards"). The fulfillment of all smart Dealership Must Standards by DISTRIBUTOR and its Authorized Resellers is a condition precedent for DISTRIBUTOR's appointment as a distributor of Contract Goods in the Contract Territory, and their continued fulfillment is a condition for this Agreement being upheld. Likewise, the fulfillment of all smart Dealership Must Standards by each of DISTRIBUTOR's Authorized Resellers must be a condition precedent for the relevant Authorized Reseller's appointment by DISTRIBUTOR, and their continued fulfillment must be a condition for the relevant agreement being upheld.

(3) In addition, DISTRIBUTOR and its Authorized Resellers shall comply with smart gmbh's requirements or such other manuals, guidelines or materials as may be from time to time implemented and amended or updated by smart gmbh.

5.3  AUTHORIZED RESELLERS

(1)  DISTRIBUTOR's Authorized Resellers must:

     (i) be duly organized, validly existing and in good standing under Applicable Laws, and have, now and forthwith, full authority and all permits, authorizations and licenses necessary or advisable to enter into or perform their obligations under the agreement with DISTRIBUTOR;

     (ii) show a sound financial structure with a working capital level and financing capability that satisfy their operating requirements. In particular, the working capital level and financing capability must be sufficient for meeting the smart Dealership Standards and smart gmbh's requirements, and must be acceptable to smart gmbh;

     (iii) not have been subject to any voluntary or involuntary bankruptcy or insolvency proceedings;

     (iv) not engage in or be charged with practices that constitute an offense under any anti-bribery, export control, competition, tax, stock exchange or corporate governance legislation or that jeopardize smart gmbh's good name and goodwill, or act in a manner which substantially and adversely affects the reputation, distribution and promotion of smart gmbh's or, for as long as smart gmbh is a DaimlerChrysler Group Company, any DaimlerChrysler Group Company's goods and services; and

     (v) not be charged with or convicted of any offense punishable by imprisonment for more than one year, or a crime involving dishonesty, false statement or theft.

(2)  Prior to appointing an Authorized Reseller, DISTRIBUTOR shall:

     (i) provide to smart gmbh all information relevant to the financial condition, management, ownership, business practices and corporate reputation and to such person's qualifications and ability to perform as an Authorized Reseller;

     (ii) obtain the Authorized Reseller's representation that it meets all conditions set forth in Clause 5.3 (1);

     (iii) obtain smart gmbh's confirmation, acting reasonably, as to the acceptability of such person; and

     (iv) obtain smart gmbh's approval of the agreement between DISTRIBUTOR and the Authorized Reseller including the smart Dealership Standards and the Authorized Reseller's margin.

     smart gmbh may, in its sole discretion, exercised reasonably, reject any proposed appointment. Final decision of Authorized Reseller appointment is with DISTRIBUTOR.

(3) DISTRIBUTOR shall have a written agreement with each Authorized Reseller and such agreement must be consistent with this Agreement. In particular, such agreement:

     (i) must oblige the Authorized Reseller to observe and perform the duties and obligations set forth in this Agreement (in particular the smart Dealership Must Standards) as far as any may be applicable to the Authorized Reseller; and

     (ii) must not grant to the Authorized Reseller rights that go beyond those which smart gmbh has granted to DISTRIBUTOR, thus restricting or jeopardizing any right or position of smart

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          gmbh or excluding or impeding the enforcement of any such right or position or damaging or jeopardizing the image of smart gmbh or, as long as smart gmbh is a DaimlerChrysler Group Company, any DaimlerChrysler Group Company or Contract Goods, unless so required by Applicable Law.

(4) Upon the appointment of an Authorized Reseller, DISTRIBUTOR shall provide smart gmbh without delay with a copy of that agreement and, if so requested by smart gmbh, with a certified translation of that agreement.

(5) Upon smart gmbh's request from time to time, DISTRIBUTOR shall provide smart gmbh without delay with a copy of all relevant agreements with any or all of its Authorized Resellers and, if so requested by smart gmbh, with certified translations thereof, and all information relevant to the financial condition, management, ownership, business practices and corporate reputation of any or all of its Authorized Resellers. DISTRIBUTOR shall at all times promptly comply with smart gmbh's instructions to modify or alter all or any of the agreements with its Authorized Resellers in order to comply with Clause 5.2 (3) above, or to enforce any right under those agreements.

(6)  DISTRIBUTOR shall:

     (i) provide its Authorized Resellers with appropriate supervision and training;

     (ii) actively monitor the performance by each Authorized Reseller of its agreements with DISTRIBUTOR and enforce each Authorized Reseller's obligations under such agreements; and

     (iii) use its best efforts to put into place and maintain, and to assist its Authorized Resellers in putting into place and maintaining, effective inventory and retail sale financing programs.

5.4  FACILITIES

(1) DISTRIBUTOR shall directly and/or through its Authorized Resellers maintain offices, sales and service facilities (including vehicle and parts storage and display facilities) sufficient to represent Contract Goods appropriately in the Contract Territory consistent with the Parties' Target Agreement and enhance the image of Contract Goods.

(2)  Each retail sales outlet, showroom and service facility must:

     (i) be at a location approved by smart gmbh and comply with applicable smart Dealership Must Standards and smart gmbh's requirements; and

     (ii) unless otherwise agreed to by smart gmbh, be continuously used for the sale or servicing of Contract Goods during the term of the agreement with the Authorized Reseller.

5.5  BUSINESS SYSTEMS

(1) DISTRIBUTOR and its Authorized Resellers shall maintain accounting, order, inventory control, and warranty claim processing systems and records in a manner acceptable to smart gmbh. DISTRIBUTOR and its Authorized Resellers (through DISTRIBUTOR) shall provide to smart gmbh business management reports at the times and in the form smart gmbh requests, including but not limited to sales, service, and warranty claims reports, financial reports and operating statements, Parts sales and stock reports as well as customer databases and information. Unless otherwise instructed by smart gmbh. DISTRIBUTOR and its Authorized Resellers shall retain all books and records for at least six years or such longer period as may be required under Applicable Law.

(2) DISTRIBUTOR and its Authorized Resellers shall maintain an electronic data storage, transmission and communication system ("Systems") in the manner and form smart gmbh recommends from time to time, smart gmbh may provide DISTRIBUTOR and its Authorized Resellers with system equipment, hardware and/or software or may require DISTRIBUTOR and its Authorized Resellers to purchase or lease such equipment, hardware and/or software. If smart gmbh provides DISTRIBUTOR and its Authorized Resellers with equipment, hardware or software, DISTRIBUTOR and its Authorized Resellers shall:

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     (i)  safeguard such equipment, hardware or software, and will not allow its use for any purpose other than that authorized by smart gmbh;

     (ii) not copy, disassemble, transmit, modify, use or take any action (or allow any other person to do any of these things) that may violate any license for the software (or firmware contained in the hardware) that smart gmbh may have been granted or which smart gmbh may grant to DISTRIBUTOR and its Authorized Resellers; and

     (iii) not transfer or allow the transfer of the equipment, hardware or software to anyone without the consent of smart gmbh.

(3) DISTRIBUTOR and its Authorized Resellers shall observe the rules, terms and conditions relating to the use of Systems and related equipment, hardware and software from time to time implemented by smart gmbh. All communications, including orders for Contract Goods, claims, and notices submitted through the Systems using DISTRIBUTOR's numbers, codes and passwords are valid and legally binding upon DISTRIBUTOR, and all such orders, notices or communications are valid and legally binding orders, notices and communications, as the case may be, as if DISTRIBUTOR had submitted such order, notice or communication to smart gmbh in writing, and is deemed to be "signed" or "sealed" by DISTRIBUTOR as if in writing and signed or sealed by or on behalf of DISTRIBUTOR by hand, for purposes of any law requiring an order for goods or services, notices or communications to be in writing and to be signed or sealed. All uses of identification numbers, codes and passwords for the Systems shall be presumed to be authorized by DISTRIBUTOR until DISTRIBUTOR notifies smart gmbh that the number, code or password a compromised, smart gmbh will cancel and will issue a new password to DISTRIBUTOR whenever DISTRIBUTOR indicates the password is compromised, smart gmbh is not liable for any delays or lack of access to any System arising from such cancellation.

(4) DISTRIBUTOR shall maintain electronic data and communication systems necessary for compliance with the Transportation Recall, Enhancement, Accountability and Documentation (TREAD) Act of 2000 (The "TREAD Act" (which term shall include any successor Federal statute)) and all regulations implementing the TREAD Act, DISTRIBUTOR shall establish and maintain in a manner acceptable to smart gmbh systems capable of communicating with the electronic data and communication systems maintained by smart gmbh and with those established by the National Highway Traffic Safely Administration (or any successor government agency) for submissions required of DISTRIBUTOR as an importer (and, thus, considered the manufacturer) or distributor of vehicles in the US, pursuant to the TREAD Act.

     To the extent information necessary for submission under the TREAD Act is in the exclusive control of smart gmbh or another DaimlerChrysler Group Company, smart gmbh shall make such information available to DISTRIBUTOR through smart gmbh's existing electronic data and communication systems. DISTRIBUTOR shall be responsible for establishing connection to smart gmbh's electronic data and communication systems through a single smart gmbh source sufficient to ensure receipt of all information required to be submitted under the TREAD Act. The systems must be capable of receiving all communications relating to the information listed in the ANNEX 9.

(5) DISTRIBUTOR shall establish and maintain in a manner acceptable to smart gmbh systems sufficient to ensure full compliance by DISTRIBUTOR with all record-keeping and administrative requirements of vehicle safety and emissions laws and regulations applicable to DISTRIBUTOR as an importer or distributor of vehicles in the United States, including but not limited to systems necessary to track warranty claims for emissions and safety compliance and respond to all inquiries from any government entity that oversees and/or implements those laws and regulations.

(6) DISTRIBUTOR shall establish and at all times maintain electronic data and communication systems in a manner acceptable to smart gmbh capable of receiving information from smart gmbh in any way relating to field actions, service campaigns or recalls relating to the Contract Goods, as set forth in ANNEX 10.

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5.6  MANAGEMENT PERSONNEL

(1) DISTRIBUTOR and its Authorized Resellers shall employ qualified personnel, including a General Manager, a Finance Manager, a Sales Manager, a Parts Manager and a Service Manager. These positions may be combined with the prior consent of smart gmbh. Such employees of DISTRIBUTOR and its Authorized Resellers shall not, without the prior consent of smart gmbh, engage or participate in operating, selling or servicing, as the case may be, of any brand of vehicles or parts other than Contract Goods.

(2) DISTRIBUTOR represents and warrants that each individual listed in ANNEX 2, under the heading "Management and Signatory Authority", holds the position indicated and has authority to execute agreements and other documents relating to this Agreement for DISTRIBUTOR, either jointly or severally, as indicated. DISTRIBUTOR authorizes smart gmbh to rely on any writing signed by these individuals, either jointly or severally, as indicated.

(3) DISTRIBUTOR represents and warrants that each individual designated as key personnel in ANNEX 2, under the heading "Key Personnel", will participate actively, substantially and continuously in DISTRIBUTOR's business operations relating to this Agreement and that DISTRIBUTOR will notify smart gmbh immediately if any key personnel stops participating actively, substantially and continuously in such operations, obtain smart gmbh's prior approval of any replacement for such key personnel, and appoint a replacement approved by smart gmbh within reasonable time.

5.7  TRAINING

DISTRIBUTOR shall keep its own personnel and its Authorized Resellers advised of all information received from smart gmbh. Furthermore, DISTRIBUTOR and its Authorized Resellers shall participate in sales, service, parts, technical, business systems and other training courses smart gmbh offers or organizes from time to time as smart gmbh may direct. DISTRIBUTOR and its Authorized Resellers shall pay the direct costs of such training as may be assessed by smart gmbh, and the indirect costs of such training that smart gmbh may reasonably incur (including travel expenses) for such training.


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ARTICLE 6 - SERVICE AND WARRANTY

6.1  SERVICE OR CONTRACT GOODS

(1) DISTRIBUTOR and its Authorized Resellers shall provide service (servicing, maintenance and repair work) for all Contract Goods including versions of equal goods not intended for safe in the Contract Territory. The preceding sentence shall apply in each case, regardless of whether the goods are in the Contract Territory temporarily or permanently, or where or by whom the goods were acquired, or whether they are new or used. All customers and their Vehicles shall be treated with equal care. The service must conform to the applicable smart Dealership Must Standards as well as smart gmbh's requirements and other manuals, guidelines or materials.

(2) DISTRIBUTOR shall establish a Service Coordination Center in conformity with the requirements of smart gmbh, if so required by smart gmbh. Such Service Coordination Center will be responsible for coordinating service related tasks, implementing service related smart Dealership Standards as well as smart gmbh's requirements and such other tasks as may be from time to time assigned by smart gmbh.

(3) DISTRIBUTOR and its Authorized Resellers shall acquire and maintain equipment and tools required for properly servicing Contract Goods as determined by smart gmbh.

6.2  AUTHORIZED RESELLER'S WARRANTY

(1) DISTRIBUTOR and its Authorized Resellers shall at their respective facility locations perform warranty work for Contract Goods including versions of equal goods not intended for sale in the Contract Territory. The preceding sentence shall apply in each case, regardless of whether the goods are in the Contract Territory temporarily or permanently, or where or by whom the goods were acquired.

(2) Warranty operations and processes shall be in accordance with the DaimlerChrysler Warranty Procedure Manual or other manual established by smart gmbh ("Warranty Manual") in effect at the time that a warranty case occurs. The Warranty Manual will be made available for DISTRIBUTOR online. smart gmbh may at any time, with immediate effect, modify the Warranty Manual or implement new procedures for approving, verifying, and controlling the quality of warranty service and for warranty claim preparation. DISTRIBUTOR and its Authorized Resellers shall allow smart gmbh access to their respective facilities to observe the performance or administration of warranty service.

(3) Warranty obligations shall follow the warranty terms provided by smart gmbh for the Contract Territory. If DISTRIBUTOR or its Authorized Resellers are obliged by Applicable Law to provide more extensive warranty, they shall notify smart gmbh. If DISTRIBUTOR or its Authorized Resellers feel that more extensive warranty should be provided in the Contract Territory for other reasons, they shall only provide that warranty with smart gmbh's prior consent. Warranty obligations for equal goods purchased outside the Contract Territory shall follow the warranty terms that apply in the place of purchase outside the Contract Territory if DISTRIBUTOR is made aware of them in writing. In all of the cases referred to in this Clause (3), smart gmbh (or the DaimlerChrysler Group Company or licensee selling the goods) shall only be liable for the warranty coverage provided by it to the first purchaser.

(4) DISTRIBUTOR shall ensure that all warranty claims are settled in accordance with the Warranty Manual and without delay. Depending on the technical requirements, warranty work shall consist either of replacement or repair, without any charge to the customer for labor, parts, freight and customs duty.

(5) DISTRIBUTOR and its Authorized Resellers shall use only Parts for warranty work.

(6) smart gmbh (or the DaimlerChrysler Group Company or the smart gmbh approved licensee selling the Contract Goods to DISTRIBUTOR) will reimburse DISTRIBUTOR for approved warranty service required under this Agreement at the rates and time allowances smart gmbh establishes from time to time as defined in Annex 5.

(7) DISTRIBUTOR shall submit defective parts within warranty or other claims for reimbursements no later than 30 days after date of repair to smart gmbh as determined in the process defined by smart gmbh in accordance with the procedures specified in the Warranty Manual and other materials in effect at the time of such submission.

(8) The terms of Clauses(1) through (6) above apply with equal force to free servicing, goodwill repairs and vehicle recall activities paid for by smart gmbh in whole or In part.

(9) If DISTRIBUTOR or its Authorized Resellers gain knowledge of any defect that may impair the safety of smart gmbh's products or that may otherwise be required to be notified by laws applicable to smart gmbh or any DaimlerChrysler Group Company, they shall immediately inform smart gmbh, irrespective of whether the defect occurred during or after expiration of the warranty period. The same shall apply to defects which are frequent or costly.

(10) DISTRIBUTOR shall implement a system for localization, blocking and registration of vehicles with definite defects in vehicles with VIN notified by smart gmbh, and for realization of rework measures.

(11) DISTRIBUTOR and its Authorized Resellers will conduct all field actions, service campaigns and recalls in a manner consistent with the policies and procedures established by smart gmbh from time to time, as set forth in ANNEX 10.

(12) Notwithstanding any other provision of this agreement, smart gmbh will not reimburse DISTRIBUTOR for any expenses related to field actions or recalls undertaken to address vehicle deficiencies, including any field actions or recalls initiated by DISTRIBUTOR to comply with safety or emissions laws and regulations, unless DISTRIBUTOR provides smart gmbh with prior written description of the intended action prior to communicating the action to customers or government agencies or otherwise initiating the field action or recall.

(13) DISTRIBUTOR and its Authorized Resellers shall not alter or modify any Contract Good without smart gmbh's prior written approval and then only in a manner smart gmbh authorizes, unless such authorization or modification has been ordered by an end user and concerns a particular Vehicle purchased by that end user, provided, that such alteration or modification shall not under any circumstances impair the roadworthiness, operating safety, or emissions compliance of the Vehicle. However, smart gmbh does not warrant or guarantee any alteration or modifications to, or the effect of such alterations or modifications on, Contract Goods.

6.3 DISTRIBUTOR'S WARRANTY

In addition to the warranty set forth in Article 6.2 above, DISTRIBUTOR shall grant to customers a warranty fulfilling, as a minimum, the criteria defined in ANNEX 5. In addition to the warranty, DISTRIBUTOR plans to offer a 24 hours/ 7 days Roadside Assistance Program to its Authorized Resellers' new Vehicles retail customers. The terms of this Program will be provided by DISTRIBUTOR to smart gmbh prior to the commencement of the Program and annually thereafter, smart gmbh will reimburse DISTRIBUTOR for its accrued coats of the conduct of the Program for the prior year in total up to a maximum of * US$ multiplied by the number of Vehicles sold to an end-customer during that same prior year by DISTRIBUTOR, DISTRIBUTOR's Authorized Resellers and by others as permitted by
Section 1.3 of this Agreement ("Formula Vehicles"). Such reimbursement shall continue during this Agreement, including for accrued costs of the Program during the last year of this Agreement. Should the DISTRIBUTOR's accrued costs of the conduct of the Program for the year which are not reimbursable by smart gmbh exceed * US$ multiplied by the number of the Formula Vehicles, the Parties shall discuss and agree upon a new maximum amount during the period March 1st to May 1st of the year or years following the year that such excess costs were accrued by DISTRIBUTOR.

* Confidential portions omitted and filed separately with the Securities and Exchange Commission pursuant to an application for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

6.4 ALTERATION AND EQUIPMENT INSTALLATION

DISTRIBUTOR and its Authorized Resellers shall not alter or modify any Contract Good without smart gmbh's prior written approval and then only in the manner smart gmbh authorizes, unless such alteration or modification has been ordered by an end user and concerns a particular Vehicle purchased by that end user, provided, that such alteration or modification shall not under any circumstances impair the roadworthiness, emissions compliance, as operating safety of the Vehicle. However, smart gmbh does not warrant nor guarantee any alteration or modification to or the effect of such alteration or modification on, Contract Goods.

6.5 PARTS

DISTRIBUTOR and its Authorized Resellers shall only sell or use Parts in repairing and maintaining Contract Goods or those approved by smart gmbh.

6.6 TECHNICAL PUBLICATIONS

(1) DISTRIBUTOR and its Authorized Resellers shall each maintain on organized library of smart gmbh's technical service publications (including, without limitation, service and diagnostic manuals, service and recall bulletins and applicable labor time schedules) for Contract Goods as may be from time to time supplied by smart gmbh. DISTRIBUTOR and its Authorized Resellers shall at all times utilize all lawful methods to access those of smart gmbh's databases, electronic media information services and websites that have been opened for them. DISTRIBUTOR and its Authorized Resellers shall observe the rules, terms and conditions relating to the use of the Systems from time to time implemented by smart gmbh.

(2) If DISTRIBUTOR or any of its Authorized Resellers undertakes to translate any of the publications into any language other than the language of the publications as provided by smart gmbh, the copyright therein is owned by smart gmbh (or other appropriate DaimlerChrysler Group Company) in its entirety. To the extent DISTRIBUTOR and its Authorized Resellers have any interest in that copyright, whether by means of the work of their employees in translating such publications or otherwise, DISTRIBUTOR shall (and shall cause its Authorized Resellers to) transfer to smart gmbh (or other appropriate DaimlerChrysler Group Company), without charge, fee or cost, all their respective rights, title and interest relating to any copyright rights they may acquire in the translation. All those translations must bear a valid copyright notice designating smart gmbh (or the appropriate DaimlerChrysler Group Company) as the copyright owner.

(3) DISTRIBUTOR is responsible for ensuring that all publications conform to Applicable Law. If DISTRIBUTOR believes that any publication may not conform to Applicable Law, DISTRIBUTOR shall notify smart gmbh of the part that may not so conform and any proposed revisions. DISTRIBUTOR shall not make any revisions to any publication without the consent of smart gmbh.

ARTICLE 7- PROMOTION, ADVERTISING AND SIGNAGE

7.1 PROMOTION AND ADVERTISING

(1) DISTRIBUTOR and its Authorized Resellers shall actively market Contract Goods (as well as used cars and other services) throughout the Contract Territory through advertising, promotion and other activities in order to fulfill the potential of the market and to ensure the continued growth, awareness and positive regard for Contract Goods.

(2) DISTRIBUTOR's and its Authorized Resellers' marketing strategy and advertising and promotional materials, including their internet activities, must:

     (i) be consistent with the applicable smart Dealership Must Standards as well as smart gmbh's brand representation and identification standards and smart gmbh's product claims (including attributes and performance); and

     (ii) comply with smart gmbh's directives, standards and processes as may be issued by smart gmbh from time to time (including any standards from time to time set out in marketing standards manuals and product information bulletins).

(3) Upon smart gmbh's request, DISTRIBUTOR shall submit, at least three months prior to the commencement of each Sales Period, its comprehensive advertising and marketing plan for each Sales Period to smart gmbh for its review and approval. DISTRIBUTOR shall provide smart gmbh with updates as from time to time requested by smart gmbh.

(4) DISTRIBUTOR and its Authorized Resellers shall neither use, nor allow any person or entity it controls to use, any advertising or promotional materials that may injure smart gmbh's or any DaimlerChrysler Group Company's or a Contract Good's reputation or mislead the public. Upon smart gmbh's request, DISTRIBUTOR and its Authorized Resellers shall immediately stop advertising, promotion or other marketing activities - unless previously approved by smart gmbh - which (In the sole opinion of smart gmbh) do not comply with smart gmbh's guidelines or standards, are injurious to smart gmbh's or any DaimlerChrysler Group Company's business, or are likely to deceive the public, or violate any Applicable Law or regulation, DISTRIBUTOR and its Authorized Resellers are responsible for compliance with applicable laws and rules regulating marketing, advertising and promotional matters.

(5) DISTRIBUTOR shall keep smart gmbh informed of all marketing, advertising and promotional activities implemented by DISTRIBUTOR and its Authorized Resellers as well as the results of such activities. DISTRIBUTOR agrees that smart gmbh may provide to other authorized members of the global DaimlerChrysler sales and service network, as an exchange of information, any marketing, advertising or promotional materials used by DISTRIBUTOR or its Authorized Resellers, subject to any Applicable Law or regulation governing privacy of consumers, confidentiality of information or other laws or regulations.

(6) DISTRIBUTOR and its Authorized Resellers, upon smart gmbh's request, shall continuously coordinate and participate in:

     (i) any dealer advertising program or association for any of the Vehicles; and

     (ii) any Parts merchandising programs.

(7) DISTRIBUTOR and its Authorized Resellers shall not distribute or sell merchandise (other than Contract Goods) or promotional materials bearing or using in any way any smart Mark or otherwise relating in any way to Contract Goods or any DaimlerChrysler Group Company except from a physical dealership or other physical location of DISTRIBUTOR or any Authorized Reseller within the Contract Territory. The foregoing prohibits, among other matters, DISTRIBUTOR and any Authorized Reseller from distributing or selling such merchandise or promotional materials over or using the internet for such purposes.

7.2 SIGNAGE

(1) On terms approved by smart gmbh and at DISTRIBUTOR's fir its Authorized Reseller's expense, DISTRIBUTOR and its Authorized Resellers shall display at all times appropriate signs and fascia to identify its facility as an authorized facility for Contract Goods. These signs and fascia must comply with the applicable smart Dealership Must Standards and smart gmbh's requirements. Smart gmbh reserves the right to approve or disapprove of each sign's type, design and size.

(2) smart gmbh may implement a signage program under which smart gmbh or a DaimlerChrysler Group Company designs, acquires and arranges for the installation of pre-approved signs at DISTRIBUTOR's or its Authorized Reseller's facilities under signage lease agreements.

(3) Upon smart gmbh's request, DISTRIBUTOR and its Authorized Resellers shall sell any signage owned by them to smart gmbh or its designee at a price equal to the residual value of such signage determined by smart gmbh after allowing for all damage and wear and tear or a nominal price if no residual value exists.

ARTICLE 8 - ORDERS, PRICING AND PAYMENT

8.1  ORDERS

(1) DISTRIBUTOR shall place orders for Contract Goods through any Systems and in accordance with any procedures that smart gmbh may require or implement from time to time. All orders will be subject to terms and conditions (issued from time to time by smart gmbh) valid at the time of the order. Copies of the current terms and conditions of smart gmbh are attached hereto as ANNEX 6. In the event of any conflict, the provisions of this Agreement prevail over the terms and conditions.

(2) smart gmbh will use its best efforts to fill all orders made by DISTRIBUTOR, subject to availability and production and logistic capacities. However, smart gmbh is free, in its sole discretion, to accept or reject any orders made by DISTRIBUTOR. Particularly, if demand for any Contract Good exceeds supply, smart gmbh may allocate supply in any manner it sees fit. This provision is subject to the terms of any other written agreement among DISTRIBUTOR and smart gmbh regarding orders of Contract Goods.

(3) smart gmbh may declare any Contract Good obsolete and discontinue its manufacture, distribution or sale with six months written notice. This will not affect orders for Contract Goods accepted by smart gmbh, smart gmbh is not obliged to accept orders for obsolete Contract Goods except for Parts needed for warranty work or as replacement parts to the extent as required by Applicable Law. This is not intended to permit a de facto termination of this Agreement by smart gmbh.

(4) smart gmbh may forward orders received from DISTRIBUTOR to another DaimlerChrysler Group Company or licensee which will sell the Contract Goods directly to DISTRIBUTOR. Unless otherwise agreed in writing with DISTRIBUTOR, those sales (including warranty) will be governed by the terms and conditions issued from time to time by the DaimlerChrysler Group Company or licensee selling the Contract Goods, provided such terms will not differ from the terms and conditions agreed upon by smart gmbh and DISTRIBUTOR. Those sales will not create any distributor, dealer or service center relationship between that DaimlerChrysler Group Company or licensee and DISTRIBUTOR, smart gmbh may process any claim arising from a sale by that DaimlerChrysler Group Company or licensee as if the sale had been made directly between smart gmbh and DISTRIBUTOR. DISTRIBUTOR shall process any right or claim arising from a sale made by that DaimlerChrysler Group Company or licensee to that DaimlerChrysler Group Company or licensee, and smart gmbh will not have any obligation, responsibility or liability in connection with that sale but such procedures shall not cause any higher IT-costs to DISTRIBUTOR.

8.2 PRICING AND PAYMENT

*

(2) The prices of Parts delivered by smart gmbh to DISTRIBUTOR will be calculated as defined in ANNEX 3.2.

(3) Commencing 2008, the Parties will yearly, during the period January 1st to October 31st review and define volumes and prices (MSRP) applicable to Vehicles and spare parts and accessories ordered and delivered during the following year. Commencing 2010, the Parties will in addition yearly, during the period April 1st to October 31st, review and define discounts applicable to Vehicles and Parts ordered and delivered during the following year, smart gmbh (or the DaimlerChrysler Group Company or licensee selling the Contract Goods) may change prices or the charges for Contract Goods (including packing, handling and delivery charges included in prices) at any time, and make the changes effective immediately *

(4) Upon smart gmbh's request, DISTRIBUTOR shall inform smart gmbh of DISTRIBUTOR's prices for Contract Goods to its Authorized Resellers and to retail customers and modify such prices based on consultations with smart gmbh subject to any limitations of Applicable Laws. DISTRIBUTOR and its Authorized Resellers shall comply with any pricing policies as may be from time to time established by smart gmbh, subject to any limitations of Applicable Laws.

(5) DISTRIBUTOR shall promptly obtain and continuously maintain any United States governmental approvals required to effect any payment to smart gmbh.

ARTICLE 9 - LIABILITY AND INDEMNIFICATION

9.1 LIMITATION OR LIABILITY

(1) Except as otherwise provided in this Agreement, either Party's liability for slight negligence is limited to a breach of duties essential to this Agreement and to typical damage foreseeable at the time of execution of this Agreement. This limitation does not apply to damage to life, body or health. As far as any damage is covered by insurance, either Party is only liable for costs or losses of the other Party in connection with that insurance.

(2) Nothing in this Agreement, expressed or implied, is intended to give to any person other than the Parties any right, remedy or claim under or by reason of this Agreement. All covenants, stipulations, promises or agreements in this Agreement shall be for the sole and exclusive benefit of the Parties.

(3) Any personal liability of either Party's legal representatives, directors, officers, employees and vicarious agents for slight negligence is excluded.

* Confidential portions omitted and filed separately with the Securities and Exchange Commission pursuant to an application for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

9.2 PRODUCT LIABILITY

(1) DISTRIBUTOR shall comply with smart gmbh's rules and procedures as amended from time to time with respect to the analysis, determination, reporting, handling, and resolution of customer complaints, alleged defects, product liability claims, and all other product quality or safety- relevant issues.

(2) smart gmbh shall indemnify DISTRIBUTOR or its Authorized Resellers (hereinafter "Indemnitees") from all Idemnifiable Costs that the Indemnitees may incur, become liable for, or that may be asserted or claimed against the Indemnitees as a result of alleged bodily injury or property damage claimed in a product liability claim or lawsuit, if and to the extent that a court of competent jurisdiction determines after trial and exhaustion of all appeals that:

     a) a purported design defect or defect (including in materials or workmanship) created by the manufacturer (or manufacturer's suppliers, but not Distributor's supplier (other than smart GmbH or its affiliates)) in the relevant Vehicle (or its systems or components) manufacture or assembly allegedly caused the bodily injury or property damage beyond that to the relevant Vehicle themselves;

     b) DISTRIBUTOR or its Authorized Resellers could not reasonably have discovered the defect during the Vehicle preparation or subsequent required servicing, maintenance and repair work (including service and recall action service measures) and could not reasonably have taken action to effectively remedy the defect; and

     c) DISTRIBUTOR or its Authorized Resellers did not negligently fail to otherwise prevent the occurrence of the alleged bodily injury or property damage.

(3)  "Idemnifiable Costs" means in relation to any particular matter:

     (i) all claims, penalties, fines, judgments or administrative actions made, imposed, rendered or taken against an Indemnitee with respect to that matter, and all settlements to resolve an Indemnitee's alleged liability for that matter;

     (ii) all reasonable costs and expenses (including the fees and disbursements of counsel or other advisors} incurred by an Indemnitee in assessing and defending against any alleged liability which would, if successfully asserted, be indemnifiable under clause (i); and

     (iii) all losses and direct damages incurred by an Indemnitee by reason of that matter.

(4) To qualify for indemnification, DISTRIBUTOR and its Authorized Resellers shall assist and provide support to smart gmbh where necessary to resolve all product liability matters. The assistance and support of DISTRIBUTOR and its Authorized Resellers shall include, but not be limited to, the following:

     (i) comply with the rules and procedures referenced in section 9.2.1 and promptly report to smart gmbh any discovered design defect or defect created by the manufacturer;

     (ii) immediately report to smart gmbh any actual or threatened product liability claim or lawsuit, and provide all information about the circumstances that gave rise to the claim or lawsuit, including an identification of the particular Relevant Vehicle at issue;

     (iii) secure evidence that is in the possession of, or that can be reasonably obtained by, DISTRIBUTOR or its Authorized Resellers that relates to the product liability claim, including a copy of any claim letter, complaint, court notice or other legal documents relating to the claim or lawsuit as well as a copy of any police or accident reports or pertinent photographs;

     (iv) notify smart gmbh in writing of its intent to seek indemnification within 10 business days of service of a complaint, claim letter, or other document identifying an actual or threatened claim or lawsuit;

     (v) refrain from any action or omission that could substantially impair the defense of the claim or lawsuit and shall fully cooperate with smart gmbh in defending the claim or lawsuit; and

     (vii) provide smart gmbh with any information, requested by smart gmbh, that is in the possession of DISTRIBUTOR or its Authorized Resellers.

(5) smart gmbh or its designee can assume the defense of or intervene in the lawsuit at any time, including during appellate proceedings.

     (i) In the event that smart gmbh assumes the defense of a claim or lawsuit, smart gmbh shall maintain control of such defense, including the selection of legal counsel, the formulation of legal strategy, and any decision as to settlement. To the extent that Indemnitees incur any attorney's fees or costs in defending against a claim or lawsuit following smart gmbh's assumption of the defense of such claim or lawsuit, smart gmbh shall be under no obligation to reimburse the Indemnitees for such attorney's fees or costs, smart gmbh shall not be liable for any compromise or settlement made by one or more Indemnitees without the consent of smart gmbh.

     (ii) In agreeing to defend, smart gmbh may make its agreement conditional on the continued existence of the state of facts as then known to such parties, and may provide for the withdrawal of such defense at such time as facts arise which, if known at the time of the original request for a defense, would have caused smart gmbh to refuse such a request. If smart gmbh withdraws from its agreement to defend, in whole or in part, It shall give timely notice of its intent to so withdraw. Such notice shall be in writing and shall be effective upon receipt.

(6) If DISTRIBUTOR or any of its Authorized Resellers falls to comply with the requirements specified in this Article 9, then smart gmbh shall have no obligation to indemnify DISTRIBUTOR or such Authorized Reseller.

9.3 FORCE MAJEURE

(1) A Party's failure or delay in performing any of its obligations under this Agreement will not be deemed a breach of this Agreement to the extent that such failure or delay is directly due to any Force Majeure Event.

(2)  "Force Majeure Event" means any event:

     (i)  that is beyond the affected Party's reasonable control;

     (ii) the occurrence of which the affected Party could not reasonably be expected to take into account at the time of entering into this Agreement; and

     (iii) the effects of which the affected Party could not reasonably have avoided or overcome.

(3) A default or delay by a third party whom the affected Party has engaged to perform the whole or part Of this Agreement will be deemed a Force Majeure Event if and to the extent that:

     (i) the affected Party establishes the requirements set out in Clause (1); and

     (ii) the affected Party proves that the same requirements apply to the third party.

(4) In the absence of proof to the contrary and unless otherwise agreed in this Agreement expressly or impliedly, a Party invoking a Force Majeure Event shall be presumed to have established the conditions described in Clauses
     (2) (i) and (ii) in case of the occurrence of one or more of the following events:

     (i) war (whether declared or not), armed conflict or the serious threat of same (including but not limited to hostile attack, blockade, military embargo) hostilities, invasion, act of a foreign enemy, extensive military mobilization;

     (ii) civil war, riot, rebellion and revolution, military or usurped power, insurrection, civil commotion or disorder, mob violence, act of civil disobedience;

     (iii) act of terrorism, sabotage or piracy;

     (iv) act of authority whether lawful or unlawful, compliance with any law or governmental order, rule, regulation or direction, curfew restriction, expropriation, compulsory acquisition, seizure of works, requisition, nationalization;

     (v) act of God, plague, epidemic, natural disaster such as but not limited to violent storm, cyclone, typhoon, hurricane, tornado, blizzard, earthquake, volcanic activity, landslide, tidal wave, tsunami, flood, damage or destruction by lightning, drought;

     (vi) explosion, fire, destruction of machines, equipment, factories and of any kind of installation, prolonged break-down of transport, telecommunication or electric current; and

     (vii) general labor disturbance such as but not limited to boycott, strike and lock-out, go-slow, occupation of factories and premises.

          Adverse economic conditions or general financial or operational constraints are not deemed to be a Force Majeure Event.

(5) The consequences set out in Clause (1) apply from the time at which the Force Majeure Event causes the failure to perform or the delay, if the affected Party has given notice thereof without delay, or, if the affected Party has not given notice thereof without delay, from the time at which notice thereof reaches the other Party.

(6) Where the effect of the Force Majeure Event is temporary, the consequences set out under Clause (1) shall apply only to the extent that and as long as the Force Majeure Event impedes performance by the affected Party of its contractual duties. Where this Clause applies, the affected Party shall notify the other Party as soon as the Force Majeure Event ceases to impede performance of its contractual duties.

(7)  The affected Party shall:

     (i) consult with the other Party concerning suitable interim arrangements and exercise due diligence to eliminate or remedy the Force Majeure Event; and

     (ii) continue performance as soon as reasonably possible after such cause of failure is removed.

ARTICLE 10 - DESIGNATION AND MARKS

10.1 DESIGNATION

DISTRIBUTOR has the right and the duty during the term of and for activities in connection with this Agreement to style itself in all documents, notices and advertisements as set forth in ANNEX 2, under the heading "Designation".

10.2 USE OF SMART MARKS

Within the scope of the activities under this Agreement, DISTRIBUTOR and its Authorized Resellers may use certain marks of smart gmbh in accordance with the Trade and Service Marks Licensing Clauses set forth in ANNEX 7, which are an integral part of this Agreement.

10.3 COMPANY NAME

DISTRIBUTOR is permitted to use the smart word Mark in the combination "smart USA" as an integral part of its company name while distributing the Contract Goods. All such uses of the smart word Mark shall inure to the benefit of smart gmbh, DISTRIBUTOR hereby assigns and transfers to smart gmbh any and all rights arising of such uses except the rights granted by smart gmbh to DISTRIBUTOR under this Agreement. ANNEX 7 applies accordingly.

10.4 TERM OF USE

DISTRIBUTOR's right to use the smart word Mark in this way shall automatically terminate upon the expiration or termination of this Agreement. Notwithstanding, in case the Contract Goods are, upon termination of the Distributor Agreement, not resold to smart gmbh, but remain with DISTRIBUTOR according to article 14.4
(viii) and 14.4 (ix) of the Distributor Agreement, it may have a limited right to use the smart Marks as defined in Annex 7.

ARTICLE 11 - STATUS AND OWNERSHIP OF DISTRIBUTOR

11.1 STATUS OF DISTRIBUTOR

(1) DISTRIBUTOR and its Authorized Resellers are independent contractors and shall buy and sell Contract Goods under this Agreement as an independent business for their own account. This Agreement does not make DISTRIBUTOR or any of its Authorized Resellers a general or special agent, partner, joint venturer or employee of any DaimlerChrysler Group Company and does not create any fiduciary relationship or any other relationship of trust or confidence.

(2) DISTRIBUTOR and its Authorized Resellers have no authority to make binding obligations for or act on behalf of any DaimlerChrysler Group Company. DISTRIBUTOR and its Authorized Resellers shall not represent, directly or by implication, to their customers or other third parties that they have such authority.

(3) DISTRIBUTOR shall maintain a financial structure and sufficient capitalization to act as a Vehicle importer and distributor in the United States, as further described in Article 12.1. As a Vehicle importer and distributor in the United States, DISTRIBUTOR and its Authorized Resellers shall comply with all U.S. (i) motor vehicle importation requirements, (ii) Vehicle Safety Requirements, (iii) Environmental Protection Agency Requirements, and (iv) the emission requirements for the states of California, New York, New Jersey, Connecticut, Massachusetts, Maine, Rhode Island, and Vermont; provided that smart gmbh shall provide DISTRIBUTOR with Vehicles prior to importation that are in compliance with all applicable emissions and safety laws.

11.2 DISTRIBUTOR'S AUTHORITY AND OWNERSHIP

(1)  DISTRIBUTOR represents, warrants and covenants that:

     (i) it is duly organized, validly existing and in good standing under Applicable Laws, and has and will always have full authority and all permits, authorizations and licenses necessary or advisable to enter into or perform its obligations under this Agreement;

     (ii) the individuals or entities listed in ANNEX 2, under the heading "Ownership Interests", own all of DISTRIBUTOR's voting securities or other ownership interests in the percentages shown in ANNEX 2; and

     (iii) the individuals and entities listed in Annex 2, under the headings "Ownership Interests" and "Key Personnel", have not been subject to any voluntary or involuntary bankruptcy or insolvency proceedings, or engage in or are charged with practices that constitute an offense under any anti-bribery, anti-corruption, export control, competition, tax, stock exchange or corporate governance legislation or that jeopardize smart gmbh's good name and goodwill, or act in a manner which substantially and adversely affects the reputation, distribution and promotion of smart gmbh's or any DaimlerChrysler Group Company's goods and services, and those individuals are, in addition, not charged with or convicted of any offense punishable by imprisonment for more than one year, or a crime involving dishonesty, false statement or theft.

(2) DISTRIBUTOR shall notify and request the approval of smart gmbh at least sixty days prior to any proposed change in:

     (i) the senior management of DISTRIBUTOR or the legal or beneficial ownership of any of DISTRIBUTOR's voting securities or other ownership interests;

     (ii) the name or form of DISTRIBUTOR's legal entity; or

     (iii) the location of DISTRIBUTOR's principle place of business.

(3) No such changes may be made without smart gmbh's prior consent. DISTRIBUTOR shall provide smart gmbh complete and accurate information as to any voting trusts, shareholders' agreements or other agreements or undertakings affecting the voting of DISTRIBUTOR's voting securities or other ownership interests and their beneficial ownership.

(4) If DISTRIBUTOR has owners other than natural persons. DISTRIBUTOR shall promptly provide smart gmbh complete and accurate information as to such owners, including their ownership percentages and ultimate controlling parties. If any ultimate controlling party is a publicly-traded corporation, DISTRIBUTOR shall also promptly provide any information disseminated publicly to its or such controlling party's shareholders, or disclosed to governmental regulatory agencies, as smart gmbh may from time to time request.

ARTICLE 12 - FINANCIAL STRUCTURE, BOOKS, RECORDS AND ACCOUNTS, STATEMENTS AND AUDIT

12.1 FINANCIAL STRUCTURE, BOOKS, RECORDS AND ACCOUNTS, AND STATEMENTS

(1) DISTRIBUTOR and its Authorized Resellers shall maintain a sound financial structure with a working capital level and financing capability that satisfy the operating requirements of DISTRIBUTOR or its Authorized Resellers, as the case may be. In particular, the working capital level and financing capability must be sufficient for meeting the smart Dealership Standards, smart gmbh's requirements as well as any Minimum Sales Volumes and other targets as per the Target Agreements under this Agreement, and must be acceptable to smart gmbh. At no time may DISTRIBUTOR's working capital dedicated to its operations related to Contract Goods be less than the amount specified by smart gmbh from time to time.

(2) DISTRIBUTOR represents, warrants and covenants that it will not create, grant or issue any security, charge or rights over or affecting any substantial part or the whole of the business, assets or undertakings of DISTRIBUTOR (other than liens in the nature of "floor plan" or inventory financing liens and others in the ordinary course of business) without or in violation of the terms of smart gmbh's prior consent. DISTRIBUTOR shall notify smart gmbh of its intent to take any such measure at least thirty
     (30) days prior to the intended date of that measure.

(3) DISTRIBUTOR and its Authorized Resellers shall maintain books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of their assets.

(4) DISTRIBUTOR shall send to smart gmbh a balance sheet and profit and loss statement for its operations relating to the sale, distribution and service of Contract Goods within ninety days after each fiscal year-end. These statements shall be prepared in accordance with international accounting standards applicable to the DISTRIBUTOR in the United States of America (US-GAAP) and, if requested by smart gmbh, certified by a public auditor retained by DISTRIBUTOR. If requested by smart gmbh, DISTRIBUTOR shall submit an unaudited interim balance sheet and profit and loss statement for each fiscal quarter or such other period as smart gmbh may specify within thirty days in preliminary version and within sixty days in final version after each quarter or such period, as appropriate. If requested by smart gmbh, DISTRIBUTOR shall provide the same financial reporting for any entity or group of entities that, directly or indirectly, owns 50% or more of DISTRIBUTOR's voting securities or other ownership interests.

12.2 AUDIT

(1) DISTRIBUTOR and its Authorized Resellers shall permit smart gmbh and its representatives during normal office hours to examine and make copies of DISTRIBUTOR's and its Authorized Resellers' books and records relating to the purchase, sale, distribution and servicing of Contract

     Goods (including, warranty services or claims and sales and incentive programs), to verify compliance by DISTRIBUTOR and its Authorized Resellers with the terms of this Agreement and the smart Dealership Standards as well as smart gmbh's requirement, and to assess DISTRIBUTOR's and its Authorized Resellers' rating in any customer satisfaction program.

(2) DISTRIBUTOR and its Authorized Resellers shall assist smart gmbh and its representatives in every way to carry out their tasks, in particular by promptly providing all information and materials and by permitting unhindered access and inspection of the books and records. If duplicating facilities are not available on DISTRIBUTOR's or its Authorized Resellers' premises, smart gmbh or its representatives may remove the books and records from the premises for purposes of making copies.

(3) All payments made by smart gmbh to DISTRIBUTOR or its Authorized Resellers deriving from warranty, sales incentive or other claims are subject to the results of possible audits that may be performed at any time by or at the request of smart gmbh. Any discrepancies between the information provided by DISTRIBUTOR or its Authorized Resellers and the results of any such audit may result in non-payment or chargeback of the claims, smart gmbh may chargeback DISTRIBUTOR on any credit account DISTRIBUTOR may have at smart gmbh or by direct billing for all or any part of the payments deriving from warranty, sales incentive and or any sums that may be otherwise due and owing to smart gmbh related to smart gmbh's programs or other claims that have been paid by smart gmbh and for which the required evidence is lacking. In addition, smart gmbh may take other action either under this Agreement or otherwise as it deems appropriate in the event that it reasonably believes that DISTRIBUTOR or its Authorized Resellers have failed to comply with the procedures required to make claims for payment under smart gmbh's programs, including set-off against any amounts that may be owed by smart gmbh. If there will be a set-off, smart gmbh will document the reasons for the set-off prior to taking such action and provide such documentation to DISTRIBUTOR or its Authorized Reseller prior to the set-off.

ARTICLE 13 - OTHER OBLIGATIONS OF DISTRIBUTOR

13.1 DEAL INFORMATION AND ASSISTANCE

(1) DISTRIBUTOR and its Authorized Resellers (through DISTRIBUTOR) shall promptly notify smart gmbh of any potential offer to sell or sale of Contract Goods that they, for any reasons whatsoever, are unable to make.

(2) DISTRIBUTOR shall provide such general information, cooperation and assistance as may be from time to time requested by smart gmbh in connection with the business of distribution of Contract Goods (including, but not limited to, direct offers or sales by smart gmbh in the Contract Territory) and any vehicle homologation and related issues, subject to the provision of Clause 1.3.

13.2 CUSTOMER DATA

DISTRIBUTOR and its Authorized Resellers shall collect all customer data suited for identifying existing and potential customers of Contract Goods and for developing marketing concepts and such other customer information as required by smart gmbh. DISTRIBUTOR and its Authorized Resellers shall provide any and all of this date and information to smart gmbh in a form and manner as requested by smart gmbh from time to time. Collection of customer data by DISTRIBUTOR and its Authorized Resellers, and use by smart gmbh, shall comply with applicable legal requirements.

13.3 CUSTOMER SATISFACTION POLICIES

DISTRIBUTOR end its Authorized Resellers, upon smart gmbh's request, shall continuously participate in any program and rating scheme with regard to customer satisfaction policies smart gmbh may institute with regard to all aspects of DISTRIBUTOR's and/or its Authorized Resellers' business in the Contract

Territory from time to time.

13.4 OTHER GOODS

DISTRIBUTOR and its Authorized Resellers shall not, without smart gmbh's prior consent, directly or indirectly through subsidiaries:

(i)  manufacture motor vehicles, chassis or parts thereof;

(ii) sell or offer or arrange for sale of any new vehicles of a brand other than the Vehicles except the vehicles specified in ANNEX 2, under the heading "Other Goods";

(iii) sell or offer or arrange for the sale of any parts, including, without limitation, counterfeit parts that bear marks confusingly similar to smart Marks or that may otherwise mislead the public and/or injure the reputation of any DaimlerChrysler Group Company or any of its products; or

(iv) conclude with third parties agreements on the distribution and/or servicing of motor vehicles or chassis other than Vehicles, including Vehicles that have been modified technically or visually as well as parts kits offered by third parties for this purpose unless prior agreed with smart gmbh.

13.5 COMPLIANCE WITH LAWS

(1) DISTRIBUTOR, for itself and on behalf of its Affiliated Persons, represents, warrants and covenants that:

     (i) DISTRIBUTOR and its Affiliated Persons are solely responsible for complying, have to their best knowledge complied, and will comply, with Applicable Laws and have to their best knowledge not taken and will not take or fail to take any action, which act or omission would subject smart gmbh or any DaimlerChrysler Group Company to liability under Applicable Laws;

     (ii) neither DISTRIBUTOR nor any of its Affiliated Persons has, to its or their best knowledge, offered, paid, given or loaned or promised to' pay, give or loan, or will offer, pay, give or loan or promise to pay, give or loan, directly or indirectly, money or any other thing of value to or for the benefit of any Government Official, for the purposes of corruptly (a) influencing any act or decision of such Government Official in his official capacity, (b) inducing such Government Official to do or omit to do any act in violation of his lawful duty, (c) securing any improper advantage or (d) inducing such Government Official to use his influence with a Government Entity to affect or influence any act or decision of that Government Entity, in each instance to direct business to DISTRIBUTOR, its Authorized Resellers, smart gmbh or any DaimlerChrysler Group Company; and

     (iii) neither DISTRIBUTOR nor any of its Affiliated Persons is or will become a Government Entity or a Government Official whose official duties include decisions to direct business to DISTRIBUTOR, its Authorized Resellers, smart gmbh or any DaimlerChrysler Group Company or to supervise, or otherwise control or direct the actions of, Government Officials who are in a position to direct business to DISTRIBUTOR, its Authorized Resellers, smart gmbh or any DaimlerChrysler Group Company.

(2) DISTRIBUTOR is obliged to inform smart gmbh about state and local laws and regulations and federal laws and regulations of the United States of America that smart gmbh, as "manufacturer" of Vehicles, shall be required to comply with. It is of high relevance to smart gmbh to obtain information about potential and actual modifications and/ or additions to theses regulations as early as possible. DISTRIBUTOR shall, and shall cause its Authorized Resellers to, assist and cooperate fully with the efforts of smart gmbh and any DeimierChrysler Group Company to comply with Applicable Laws, including providing smart gmbh with all necessary information about warranty defects and field defects with emissions and/or safety related component involved, in order to allow smart gmbh to carry out all relevant defect reporting tasks as provided by applicable law in this matter, and vice versa.

(3) smart gmbh for itself and on behalf of its Affiliated Persons, represents, warrants and covenants that smart gmbh and its Affiliated Persons are solely responsible for complying, and will comply with Applicable Laws, and will not take or fail to take any action, which act or omission would subject DISTRIBUTOR and its Authorized Resellers and its Affiliated Persons to liability under Applicable Law.

(4) In no event will a party be obligated to another under or in connection with this Agreement to act or refrain from acting if that party believes that such act or omission would cause it to be in violation of Applicable Laws. In no event will a party be liable to the other for any act or omission which the party believes is necessary to comply with Applicable Laws.

(5) If a party or any of its Affiliated Persons breaches any of the representations, warranties or covenants in this Article 13.5, each of which is deemed to be material and continuously made throughout the term of this Agreement, then, in addition to any other rights the other may have under this Agreement, the other may:

     (i) declare a forfeit of any unpaid amounts owing to the party and will be entitled to repayment of any amounts paid or credited to the party, in each case, which are prohibited by Applicable Laws; and

     (ii) withhold delivery of Contract Goods to the party without liability to the party for any claims, losses or damages related to such decision.

(6) DISTRIBUTOR shall comply with smart gmbh's rules and procedures with respect to the implementation of all product recalls or field measures internationally and in the United States of America (Annex 10), consistent with the laws and regulations of the United States of America. Upon smart gmbh's request, DISTRIBUTOR shall implement a recall or field measure, in the manner set out in the recall or field measure plan as determined by smart gmbh, smart gmbh shall provide necessary assistance to DISTRIBUTOR for the conduct of such recall or field measure. The costs of such recall or field measure shall be borne by either smart gmbh or DISTRIBUTOR or both Parties jointly, depending on which Party is responsible for the product issue giving rise to the recall or field measure under the terms of this Agreement. In the event the Parties cannot agree on the degree of responsibility of each Party for such defect, either Party may demand a final and binding decision by an arbitrator in accordance with Article 17.2 of this Agreement.

(7) From the date DISTRIBUTOR becomes subject to the reporting requirements under the laws and regulations of the United States of America, including the Transportation Recall Enhancement Accountability And Documentation (TREAD) Act of 2000 (the "TREAD Act", which term shall include any successor federal statute), DISTRIBUTOR shall comply with DISTRIBUTOR's reporting requirements.

(8) Prior to releasing to a governmental authority any documents relating to the relevant Vehicles, including reports needed to comply with DISTRIBUTOR's reporting requirements under the laws of the United States of America, DISTRIBUTOR shall consult with smart gmbh, DISTRIBUTOR shall provide such documents sufficiently in advance of such release to permit smart gmbh an adequate amount of time to review such documents and consult with DISTRIBUTOR regarding such documents. Prior to and subsequent to the release of such documents, DISTRIBUTOR shall cooperate with smart gmbh at all times with respect to such documents, smart gmbh shall timely respond to DISTRIBUTOR to enable DISTRIBUTOR to comply with the governmental requirements. Distributor will ask far time extensions or other administrative relief from the applicable government agencies, as requested by smart gmbh. The failure by smart gmbh to timely respond to DISTRIBUTOR shall not prevent DISTRIBUTOR from complying with DISTRIBUTOR's reporting requirements under the laws of the United States of America.


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

(6) For purposes of this Article 13.5, the following terms have the meanings set forth below:

     (i) "Applicable Laws" means the U.S. Foreign Corrupt Practices Act and German anti- corruption laws, without regard to their jurisdictional limitations, U.S. and German export control laws to the extent applicable to Contract Goods, and all other laws, regulations, rules, orders, decrees or other directives carrying the force of law applicable to any activities engaged in by a party or any of its Affiliated Persons in connection with this Agreement or any other business matters involving a party or any of its Affiliated Persons, in each case as the same may be amended from time to time;

     (ii) "Affiliated Persons" means the party's officers, directors, employees, or agents, or any of its stockholders, principals or owners acting on its behalf or in its interests;

     (iii) "Government Entity" means a government or any department, agency or instrumentality thereof (including any company or other entity controlled by a government), a political party or a public international organization; and

     (iv) "Government Official" means any officeholder, employee or other official (including any immediate family member thereof) of a Government Entity, any person acting in an official capacity for a Government Entity or any candidate for political office.

13.6 EXECUTION OF RELATED AGREEMENTS

(1) Upon smart gmbh's request from time to time, DISTRIBUTOR and its Authorized Resellers shall execute any agreement relating to the Allocation of Functions is use of smart Marks or Systems or any other matter related to this Agreement in the form from time to time adopted by smart gmbh; provided, that the terms and conditions of such agreements do not impose an unreasonable burden on DISTRIBUTOR or its Authorized Resellers or are inconsistent with this Agreement or change the relationship of the Parties set forth in this Agreement. The final version of the Allocations of Functions will be attached by the Parties as Annex 8 by December 31st, 2006.

(2) DISTRIBUTOR shall comply with all laws and regulations applicable to motor vehicle importers, of Contract Goods in the United States including without limitation all safety and/or emissions related laws and regulations; provided that smart gmbh shall provide DISTRIBUTOR with (i) Contract Goods prior to importation that are in compliance with all applicable laws, (ii) all information within the control of smart gmbh necessary for the Monroney label, (iii) cooperation necessary to enable DISTRIBUTOR to file all necessary reports and documentation with US and state regulatory agencies,
     (iv) field retrofits and/or other modifications to the Contract Goods to remain in compliance. DISTRIBUTOR represents that it shall within 10 day of signing this agreement make all filings with United States government agencies necessary to be registered as the importer of record for the Contract Goods.

(3) DISTRIBUTOR shall be solely and exclusively responsible for compliance with all U.S. safety and/or emissions laws and regulations, including without limitation all submissions required by the TREAD Act, Title II of the Clean Air Act, Title 13 of the California Code of Regulations and the provisions therein adopted by the states of New York, New Jersey, Connecticut, Rhode Island, Massachusetts, Maine, and Vermont provided that smart gmbh shall provide DISTRIBUTOR with (i) Contract Goods prior to importation that are in compliance with all applicable laws, (ii) all information within the control of smart gmbh necessary for the Monroney label, (iii) cooperation necessary to enable DISTRIBUTOR to file all necessary reports and documentation with US and state regulatory agencies, (iv) field retrofits and/or other modifications to the Contract Goods to remain in compliance. DISTRIBUTOR shall file on its own behalf all reports relating to recalls, service campaigns or field actions relating to the Contract Goods, or any submission in response to formal or informal inquiries from the National Highway Traffic Safety Administration (NHTSA), the Environmental Protection Agency (EPA), or the California Air Resources Board and the equivalent agencies in states adopting California standards pursuant to other statutory authorities. DISTRIBUTOR shall immediately inform smart gmbh about any formal or informal government inquiry relating to the safety and/or emissions of the Contract Goods and smart gmbh will immediately inform DISTRIBUTOR of any formal or informal government inquiry relating to the safety and/or emissions of the Contract Goods (in the versions intended for the Contract Territory, as offered to DISTRIBUTOR).

(4) The Contract Goods shall be accounted for and included within DAIMLERCHRYSLER Group's vehicle fleet for purposes of compliance with the Corporate Average Fuel Economy program pursuant to 49 U.S.C. Chapter 329. DISTRIBUTOR shall promptly execute a separate CAFE agreement implementing the aforesaid, smart gmbh will submit such CAFE agreement to the National Highway Traffic Safety Administration, as required by regulation, in order to effectuate this intention.

(5) The Contract Goods shall be accounted for and included within DAIMLERCHRYSLER Group's vehicle fleet for purposes of compliance with all regulatory phase-in requirements relating to federal motor vehicle safety standards promulgated under 49 U.S.C. Chapter 301. smart gmbh will submit this contract to the National Highway Traffic Safety Administration, as required by regulation, in order to effectuate this intention.

(6) smart gmbh agrees that the Contract Goods shall meet the specifications, technical publications, manuals, bulletins or written official representations made by smart gmbh.

13.7 EMISSIONS CREDITS

The Parties agree that all emissions credits generated in connection with the manufacture, certification, distribution, and sale of Vehicles are the property of smart gmbh and DaimlerChrysler AG, 'Emissions credits' include, but are not limited to, zero emission vehicle credits, partial zero emissions credits, and non-methane organic gas credits, NOx Credits. If and to the extent DISTRIBUTOR has any rights, DISTRIBUTOR promptly will take all actions necessary to ensure that smart gmbh and DaimlerChrysler AG obtain the full benefit of all such emission credits, at smart GmbH's expense, if any gmbh and DaimlerChrysler AG will not pay any compensation to DISTRIBUTOR in connection with the emissions credits. DISTRIBUTOR makes no representation that DISTRIBUTOR has any rights in such credits to begin with or that credits can be assigned / transferred. The Parties understand that such credits already accrue for the benefit of smart GmbH / DaimlerChrysler AG based on DaimlerChrysler AG certifying the Vehicles. If and to the extent DISTRIBUTOR has any rights and as permitted by applicable law, emission credits received by DISTRIBUTOR as result of this Agreement shall be transferred / assigned to smart GmbH and DaimlerChrysler AG by DISTRIBUTOR without recourse to DISTRIBUTOR.

ARTICLE 14 - TERM AND TERMINATION

14.1 TERM OF THIS AGREEMENT

(1) This Agreement will become effective on the date set out in ANNEX 2, under the heading "Effective Date".

(2) This Agreement has a term until December 31st, 2021. DISTRIBUTOR or its Authorized Resellers will not have any claims of compensation against smart gmbh as a result of the expiration of the Distributor Agreement on this date.

(3) A termination of production of Vehicles for the USA before end of 2011 (at sole discretion of smart gmbh) or smart gmbh's decision to not pursue this business intention before end of 2011 or smart gmbh's decision to not develop a successor model for the USA of Vehicles or to not commercialize this successor model in the USA shall constitute a good cause for termination of the business relationship (except for the continued supply of spare parts and accessories as required by Applicable Law and this Agreement) and respectively this Agreement, upon proper notice six months prior to the termination of production of Vehicles for the USA or upon notice in writing from smart gmbh to DISTRIBUTOR by December 31st, 2012 effective December 31st 2014 if the decision is not to develop a successor model for the USA of Vehicles or not commercialize this successor model in the USA.

     In case smart gmbh decides to not pursue this business intention before the retail sales activities have been started by DISTRIBUTOR (i.e. first Authorized Reseller has opened and is selling

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     Vehicles) or in case of a termination of production of Vehicles for the USA after start of retail activities but before end of 2011, smart gmbh shall pay the following to DISTRIBUTOR or UAG, as applicable:

     (i) no compensation but only refund of the not yet depreciated investment of DISTRIBUTOR, originally amounting to no more than * US$ based upon current envisioned strategy and

     (ii) cancellation/termination costs incurred by UAG or DISTRIBUTOR, including payments of damages owed under Applicable Law to terminated Authorized Resellers of DISTRIBUTORS, in any and all cases * according to Clause 5.1 (1), 2nd paragraph, if not been depreciated yet and under the condition that the number of Authorized Resellers has been agreed by the Parties before execution of the investments. It is estimated that a maximum of 70 Authorized Resellers will be appointed by 2010.

          DISTRIBUTOR is obliged to provide evidence of its and Authorized Reseller's investments, depreciation and profits already generated and costs being incurred. Before the DISTRIBUTOR makes material additional investments in excess of * DISTRIBUTOR will agree these plans with smart gmbh.

          In case smart gmbh decides to terminate production of Vehicles for the USA after start of retail sales activities from beginning 2012 onward compensation and reimbursement shall be paid by smart gmbh to UAG and DISTRIBUTOR as applicable, as provided in the previous paragraphs.

          In case smart gmbh decides to not develop a successor model for the USA of Vehicles and/or decides to not commercialize this successor model in USA, no compensation nor cost refund shall be paid by smart gmbh to UAG nor to DISTRIBUTOR because of those reasons if the termination of this Agreement by smart gmbh for those reasons is effective December 31st, 2014. By December 31st, 2012 smart gmbh shall inform DISTRIBUTOR whether they will develop a successor model or not or if so whether it will be commercialized or not.

          In the event of such a termination of production of Vehicles for the USA, smart gmbh may exercise its option to purchase all of the outstanding voting rights of the DISTRIBUTOR in accordance with the methodology specified in the "Option Agreement".

14.2 TERMINATION WITH IMMEDIATE EFFECT

(1) Either Party may terminate this Agreement by notice to the other Party with immediate effect for good cause.

(2) Good cause exists, without limitation and as examples only, in the events expressly set forth in this Agreement or if:

     (i) a Party is in breach of an obligation under this Agreement despite having been given due warning by the other Party and despite having had sufficient opportunity and time to remedy that breach. No warning is necessary if the violation of material obligations under this Agreement is so grave that the other Party cannot reasonably be expected to continue the contractual relationship any longer,

     (ii) a Party is in breach of any representations or warranties expressly set forth in this Agreement;

     (iii) a Party makes any fraudulent statement or submission, or any material misrepresentation to the other;

* Confidential portions omitted and filed separately with the Securities and Exchange Commission pursuant to an application for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

     (iv) a Party or any of its officers, employees, agents or representatives has misrepresented any material facts which were relied upon by the other Party in entering into this Agreement and that other Party would not have entered into this Agreement, had it known of that misrepresentation;

     (v) voluntary or involuntary proceedings are filed by or against a Party under bankruptcy or insolvency laws or under laws for arrangement, composition, judicial management, liquidation, dissolution, receivership or similar procedures, or either Party seeks or consents to similar relief or remedies without proceedings and, in the case of involuntary proceedings, they are not dismissed within forty-five days;

     (vi) a court, arbitral tribunal or government authority having jurisdiction declares invalid or refuses to enforce any provision of this Agreement, that provision is a material term of this Agreement to the terminating Party and the Parties cannot reach an agreement in good faith on a replacement provision for the void or non-enforceable provision;

     (vii) a Force Majeure Event prevents a Party from performing its obligations under this Agreement for more than one hundred eighty
          (180) days and such failure to perform is continuing when notice of termination is given; or

     (viii) any existing or future agreement between DISTRIBUTOR or UAG and smart gmbh or a DaimlerChrysler Group Company (for as long as smart gmbh is a subsidiary of DaimlerChrysler AG) is terminated for reasons equal or similar to those set forth in Clause (2) and (3) which have an impact on the contractual relationship under this Agreement; or

     (ix) a Party, for any reason whatsoever, cannot reasonably be expected to continue the contractual relationship until ordinary termination becomes effective.

(3) In addition to the events described in Clause (2) above and anywhere else in this Agreement, either party may terminate this Agreement by notice to the other party with immediate effect upon the occurrence of the following events:

     (i)

          a. As to smart gmbh, if DISTRIBUTOR fails to pay smart gmbh or any DaimlerChrysler Group Company or licensee any amount due under this Agreement or any sales agreement for Contract Goods when due, if such payment default is not cured within thirty (30) days of the date the amount in question became due and payable to smart gmbh; and

          b. As to DISTRIBUTOR, if smart gmbh or any DaimlerChrysler Group Company fails to pay DISTRIBUTOR any amount due under this Agreement or any sales agreement For Contract Goods when due, if such payment default is not cured within thirty (30) days of the date the amount in question became due and payable to DISTRIBUTOR;

     (ii) DISTRIBUTOR substantially ends its sales and service activities under this Agreement;

     (iii) DISTRIBUTOR is merged into another entity, dissolved, expropriated, sequestered or nationalized, or DISTRIBUTOR's legal existence is suspended or revoked;

     (iv) DISTRIBUTOR has not notified and requested the approval of smart gmbh at least sixty days prior to any proposed change in management control of DISTRIBUTOR or the legal or beneficial ownership of any of DISTRIBUTOR's voting securities or other ownership interests, the name or form of DISTRIBUTOR's legal entity, or the location of DISTRIBUTOR's place of business;

     (v) an individual named in ANNEX 2, under the heading "key Personnel", stops participating actively, substantially and continuously in DISTRIBUTOR's business operations under this Agreement and either a replacement is appointed without smart gmbh's prior consent or a replacement acceptable to smart gmbh is not appointed within a reasonable time;

     (vi) DISTRIBUTOR's legal and/or beneficial shareholders or owners or its or their officers or managers, or any individual or entity named in ANNEX 2, under the headings "Management and Signatory Authority", "Key Personnel' and "Ownership Interests', are in repeated disagreement among each other and those disagreements seriously endanger the fulfillment Of this Agreement; or

     (vii) DISTRIBUTOR or any of its Authorized Resellers is in breach Of its obligations under the Trade and Service Marks Licensing Clauses as per ANNEX 7.

(4) In addition to the events described in Clauses (2) and (3)above and anywhere else in this Agreement, smart gmbh or DaimlerChrysler AG may terminate this Agreement by notice to

     DISTRIBUTOR with immediate effect if DISTRIBUTOR is in breach of its obligations under the Option Agreement Clauses.

14.3 NOTIFICATION

Either Party shall notify the other Party immediately, if any event entitling the other Party to terminate this Agreement occurs.

14.4 RIGHTS AND OBLIGATIONS ON TERMINATION

Upon this Agreement's termination:

(i) DISTRIBUTOR or its Authorized Resellers will not have any claims of compensation for loss of clientele against smart gmbh except as provided for in Clause 14.1 (3).

(ii) smart gmbh will not be obliged to compensate DISTRIBUTOR or its Authorized Resellers for any other kind of goodwill created by DISTRIBUTOR or its Authorized Resellers.

(iii) Except as provided for in Clause 14.1 (3) and in any other agreement in writing signed by DISTRIBUTOR and smart gmbh, smart gmbh will not be liable to DISTRIBUTOR or to its Authorized Resellers for any other damages by reason of smart gmbh exercising any of its rights hereunder, including the termination of this Agreement, including statutory or other indemnities, irrespective whether the damages result from loss of commitments on leases or Other obligations, from loss of investment or present or prospective profits, from severance or termination payments to employees or others, from inability to meet obligations, or from any other cause.

(iv) DISTRIBUTOR shall immediately, following the effective date of termination, stop holding itself out as an authorized distributor of smart gmbh. With respect to the use of smart Marks, the regulations of the Trade and Service Marks Licensing Clauses as per ANNEX 7 apply.

(v) As to a termination by smart gmbh under Clause 14.2 DISTRIBUTOR's unfilled orders are automatically canceled, unless payment has been made before effectiveness of termination or unless smart gmbh specifies otherwise. In any case of smart gmbh's termination under Clause 14.2, orders made during the last four months of this Agreement will only be accepted upon payment of the total order volume in advance. If smart gmbh accepts orders or transacts other business with DISTRIBUTOR after termination, the terms and conditions of this Agreement will govern such purchases, but smart gmbh's acceptance of orders or other business will not renew the Agreement or waive its termination, and smart gmbh may at any time after effectiveness of termination stop that business with immediate effect. Termination does not modify either Party's payment obligations.

(vi) All amounts owed by either Party to the other will be immediately due and payable without need for notice, other formality or court order.

(vii) DISTRIBUTOR and its Authorized Resellers shall return to smart gmbh, at DISTRIBUTOR's expense to a location mutually agreed upon reasonably convenient to both parties, all property and other materials or equipment owned by smart gmbh immediately upon termination of this Agreement, including any copyrighted materials. In any case DISTRIBUTOR and its Authorized Resellers shall grant access to smart gmbh or any of smart gmbh's subcontractors to remove without delay all such property and other materials or equipment owned by smart gmbh.

(viii) DISTRIBUTOR shall resell to smart gmbh, if so requested by smart gmbh, some or all of the Vehicles delivered to DISTRIBUTOR, regardless of the circumstances of termination of this Agreement. The repurchase price for those Vehicles will their landed cost to DISTRIBUTOR (smart gmbh's invoice price plus unrebated duties, taxes and inland transportation costs) less an adjustment to reflect any damage other diminution in value not normal for new Vehicles being offered for sale at retail at the date of the repurchase. In addition, DISTRIBUTOR shall represent and warrant that the Vehicles are in its property and that DISTRIBUTOR has all ownership rights without any restrictions or limitations, smart gmbh is entitled to inspect the Vehicles at its discretion. In case of any dispute on the condition or the price of any Vehicle, smart gmbh is entitled to call an independent expert in order to determine the condition of the Vehicle and, if necessary, any damage or diminution of its value. The expert's fees shall be borne by smart gmbh and DISTRIBUTOR equally.

(ix) smart gmbh shall repurchase from DISTRIBUTOR, if so requested by DISTRIBUTOR in writing within a reasonable period, however not later than six months after termination of this Agreement, all Parts delivered by smart gmbh to DISTRIBUTOR, provided that smart gmbh will not be obliged to repurchase Parts from DISTRIBUTOR in case smart gmbh has terminated this Agreement in accordance with Article 14.2. smart gmbh will only be obliged to repurchase Parts that are unsold, undamaged, unused, in their original packaging and stored in a state of the art manner, and appear on smart gmbh's then-current Parts' listing. The repurchase price for such Parts will be their landed cost to DISTRIBUTOR (smart gmbh's invoice price plus unrelated duties, taxes and inland transportation (including transportation and insurance) costs) less *% of such cost and less an adjustment to reflect any damage or other diminution in value not normal for current Parts being offered for sale at retail at the date of the repurchase. Together with the request to smart gmbh to repurchase Parts, DISTRIBUTOR shall provide a complete list of Parts to be repurchased. The list shall contain the relevant Parts number, the invoice number, the dale of invoice and the amount of invoice for each of the Parts to be repurchased. In addition, DISTRIBUTOR shall represent and warrant that the Parts are in its property and that DISTRIBUTOR has all ownership rights without any restrictions or limitations, smart gmbh is entitled to inspect the Parts at its discretion. In case of any dispute on the condition or the price of any Part, smart gmbh shall call an independent expert in order to determine the condition of the Part and, if necessary, any damage or diminution of its value. The expert's fees shall be borne by smart gmbh and DISTRIBUTOR equally.

(x) smart gmbh may purchase (in which event, DISTRIBUTOR shall sell to smart gmbh) some or all of DISTRIBUTOR's special tools and equipment for repair or service of Contract Goods and smart gmbh signage owned by DISTRIBUTOR at the fair market value of such special tools, equipment and signage.

(xi) DISTRIBUTOR and its Authorized Resellers shall remove all registrations or filings of this Agreement and related documents in any public or governmental record and must cancel or assign to smart gmbh or its designee, as smart gmbh requests, to the extent it can do so by Applicable Law, any governmental licenses, permits or authorizations for importation, sale or servicing of Contract Goods. DISTRIBUTOR also grants smart gmbh an irrevocable power of attorney to take these actions on DISTRIBUTOR's behalf if DISTRIBUTOR wrongfully refuses to do so and shall, to the extent it can do so by Applicable Law, do any and all things and acts which may be deemed necessary or appropriate by smart gmbh in such actions, including executing, or making available to smart gmbh, as the case may be, any and all relevant documents, instruments, materials or certificates.

(xii) DISTRIBUTOR has no right of retention against any claim of smart gmbh under this Article 14, unless the claim on which the right of retention is based is uncontested or established by final judgment or arbitral award.

(xiii) In case of termination of this Agreement by smart gmbh, DISTRIBUTOR or its Authorized Resellers will not have any claims of compensation against smart gmbh except as provided for in this Agreement.

(xiv) The following provisions of this Agreement shall survive termination of all or part of this Agreement, and shall continue to be enforceable obligations: Articles 1,2 (2), 1.3,3.2, 5.3 (3) (ii), 5.3 (4), 5.5 (2)
     (i), (ii) and (iii), 5.5 (3), 6.2 (9), 6.3, 6.4, 6.6 (2), 6.6 (3), 7.1
     (4), 7.2 (3), 8,2 (4), 9, 11.1, 12.2,13,4 (for a period of five years after effectiveness of termination), 13.5,14,15, 16,17, as well as Clauses 1.1,1.2, 6.1 and 8 of the Trade and Service Marks Licensing Clauses as per ANNEX 7. The termination of this Agreement will not affect any rights of smart gmbh or any DaimlerChrysler Group Company under any other agreement between DISTRIBUTOR and smart gmbh or any DaimlerChrysler Group Company or vice versa, except in accordance with the terms

* Confidential portions omitted and filed separately with the Securities and Exchange Commission pursuant to an application for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

     of such agreement.

ARTICLE 15-GENERAL PROVISIONS

15.1 PAYMENTS TO DISTRIBUTOR

     Any payment to DISTRIBUTOR under this Agreement will be made by wire transfer to DISTRIBUTOR's bank account (confirmed in writing by the relevant bank) in the Contract Territory;

(1) In addition, payment will only be made under the condition and to the extent that, in the sole discretion of smart gmbh;

     (i) smart gmbh, at its option, has issued a credit note or has received from DISTRIBUTOR a complete, accurate and comprehensible invoice;

     (ii) DISTRIBUTOR has furnished sufficient proof That all preconditions for payment have been met;

     (iii) payment is due and legally and practically possible; and

     (iv) DISTRIBUTOR's representations end warranties under Article 13.5 have been fulfilled.

(2) Partial payments will not be made, smart gmbh may combine several payments into one single payment.

15.2 ENTIRE AGREEMENT, MODIFICATION, CONSENT, WAIVER, RIGHTS AND ASSIGNMENT

(1) This Agreement constitutes the Parties' entire agreement for selling and servicing Contract Goods in the Contract Territory. It supersedes all prior negotiations, understandings and agreements, written or oral, relating to its subject matter among DISTRIBUTOR and smart gmbh. Each Party acknowledges that no representations or statements other than those expressly set forth herein were made by the other or any of its officers, employees, agents or representatives, or were relied upon by either Party in entering into this Agreement.

(2) Any modification or supplement to or extension of this Agreement must be in writing and signed by authorized officers or representatives of both Parties.

(3) When the consent or approval of a Party is required under this Agreement, that consent or approval may be based on such factors, considerations or economic interests deemed by that Party to be relevant, regardless of any prior exercise of that Party's discretion in similar circumstances, and without any duty to justify its exercise of discretion in giving or withholding its consent or approval, or in subjecting its consent or approval to particular conditions.

(4) No waiver of a default or other nonperformance or consent will be valid unless set forth in writing signed by authorized officers or representatives of the Party making the waiver or giving the consent. Any such waiver will be applicable solely to that particular default and will not be a continuing waiver nor will it excuse any later default, and any such consent will be applicable solely to the particular situation for which the consent was granted. No failure or delay by any Party in exercising any right under this Agreement will operate as or be deemed to be a waiver of or limitation on any such right or an implied consent, and no single or partial exercise of any such right will preclude any other or further exercise of that right or the exercise of any other right.

(5) Every right and remedy granted by this Agreement is cumulative and in addition to every other right and remedy under this Agreement or available under any applicable addition to every other right and remedy under this Agreement under any Applicable Law.

(6) Neither Party may assign this Agreement or any of their rights or obligations without or in violation of the terms of the other's prior consent, and unless the consent states otherwise the assigning Party will remain legally obliged, jointly and severally, with its assignee for the performance of this Agreement, in the event of any breach of this Clause by either Party, the other Party may terminate this Agreement in accordance with Article 14.2,

(7) As an exception to Clause (6) above, smart gmbh may assign this Agreement or any other of its rights or obligations and may delegate its performance to any DaimlerChrysler Group Company and each Party may assign any of its rights to payments due under this Agreement to any entity providing factoring or other financing related services. In the event that smart gmbh assigns any of its rights or obligations or delegates their performance to any DaimlerChrysler Group Company, smart gmbh and such DaimlerChrysler Group Company may invoice DISTRIBUTOR separately for Contract Goods and related services but smart gmbh shall also remain liable hereunder.

15.3 REGISTRATION

Other than as absolutely required by Applicable Law, DISTRIBUTOR will not register or file this Agreement or any related documents in any public or governmental record without the prior consent of smart gmbh.

15.4 CONFIDENTIAL INFORMATION

(1) Other than as absolutely required by Applicable Law or as consented to by smart gmbh in writing, DISTRIBUTOR and its Authorized Resellers, and their respective officers, employees and agents shall keep confidential all non-public business or technical information relating to smart gmbh, any DaimlerChrysler Group Company or any of their respective suppliers or customers of which they become aware in connection with this Agreement and shall not disclose it except to DISTRIBUTOR's professional advisors.

(2) smart gmbh will treat as confidential all non-public information concerning DISTRIBUTOR which is obtained under this Agreement and will not disclose such information to third parties, other than smart gmbh's professional advisors.

(3) This confidentiality obligation under Clauses 15.4 (1) and 15.4 (2), however, will not apply to:

     (i) information that is lawfully known to the other at the time of disclosure;

     (ii) Information that is or becomes available in the public domain through no fault of the non-disclosing person;

     (iii) information that is or becomes available to the non-disclosing person from any third party who was not in breech of any confidentiality obligation to the disclosing person or of whose breach of any confidentiality obligation to the disclosing person the non-disclosing person was not aware; or

     (iv) information that a person is required to disclose by law or court or governmental order or request from regulatory authorities.

(4) Should DISTRIBUTOR receive a request from any person other than an authorized service center, dealer or distributor of smart gmbh for technical information relating to the repair and maintenance of Contract Goods, such request shall be forwarded to smart gmbh for consideration. No such information may be disclosed without the prior consent of smart gmbh except as required by Applicable Law.

15.5 COUNTERPARTS AND PHOTOCOPIES

This Agreement may be executed in counterparts, each of which will be deemed to be an original of this Agreement with the same force and effect. A facsimile or photocopy of a fully executed counterpart of this Agreement, or of a set of identical versions separately executed by the Parties, will be valid evidence of the existence and the terms of this Agreement.

15.6 INTERPRETATION AND DISCREPANCY WITH OTHER DOCUMENTS

(1) In interpreting this Agreement, the following rules of interpretation will apply unless the context requires otherwise:

     (i)  The singular includes the plural, and conversely;

     (ii) A reference to a person includes a company, an unincorporated body or other legal entity, and conversely;

     (iii) A reference to a Party to this Agreement or any other agreement or document includes that Party's successors and permitted assigns (if any);

     (iv) A reference to this Agreement or any other agreement or document is to that agreement or document be amended, novated, supplemented, varied or replaced from time to time, except to the extent prohibited by this Agreement or by that other agreement or document; and

     (v) "Includes", "including", "in particular" and similar expressions are intended to signify examples, and not an exclusive listing, in each case as if the words "but not limited to" were part of that expression.

(2) This Agreement was negotiated and concluded in the English language, and the English text of this Agreement will be controlling in all events. Both Parties have had the opportunity to consult with legal counsel in the negotiation of this Agreement, and the fact that smart gmbh prepared the initial draft of this Agreement shall not be taken into account in interpreting its provisions.

(3) In the event of any discrepancy or conflict between the terms of this Agreement and the terms of any Annex hereto or any document referred to in this Agreement or in any Annex hereto, the terms of this Agreement shall prevail.

15.7 SEVERABILITY

If a court, arbitral tribunal or government authority having jurisdiction declares invalid or unenforceable any provision of this Agreement, this Agreement will be considered divisible as to that provision, and that provision will be deemed deleted from this Agreement or to be inapplicable, and the remainder of this Agreement will be valid and binding as if that provision were not included herein or as if it were included herein only with respect to those parts of the Contract Territory, if any, where that provision is not invalid or unenforceable.

ARTICLE 16 -NOTICES

(1) All notices, applications, requests, approvals, consents, confirmations and waivers given under or in connection with this Agreement shall be in English, in writing and will be deemed properly given if hand delivered or delivered by:

     (i)  prepaid registered or certified mail, return receipt requested;

     (ii) by commercial courier or messenger service; or

     (iii) by facsimile.

(2)  Notices will be deemed given on the first to occur of the following:

     (i)  when actually delivered;

     (ii) if sent by facsimile, when the sender receives an electronic confirmation of receipt if promptly followed by a confirmation copy given by another permitted method, unless the recipient acknowledges receipt of the facsimile; or

     (iii) if sent by mail, five business days after mailing, unless the declaration is of particular relevance and unless the addressee proves that it has not received the notice.

(3) Notices shall be delivered to the addresses or facsimile numbers (or to any other address or


                                                                  Pages 34 of 86
     facsimile number that either Party may designate, at any time, to the other by notice given in accordance with this Article 16) as set out in ANNEX 2 under the heading "Notices".

ARTICLE 17 - GOVERNING LAW AND DISPUTE RESOLUTION

(1) This Agreement is made in and will be construed and governed in all respects in accordance with the laws of Germany and without regard to any conflicts of law doctrines or principles of German law. If the English legal meaning of any term or stipulation in this Agreement or its Annexes differs from the German legal meaning, the German legal meaning will prevail.

[2) All disputes, controversies or claims arising from the interpretation, performance or non - performance of this Agreement or any and all transactions related to this Agreement (including, but not limited to, the validity, scope and enforceability of this provision, or disputes under rights granted pursuant to law) shall be finally and completely resolved by arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce in force at the time of commencement of the arbitration. The place of arbitration is Zurich, Switzerland. The language to be used in the arbitral proceedings is English.

ARTICLE 18 - PLACE OF PERFORMANCE

With respect to smart gmbh and any other DaimlerChrysler Group Company, place of performance (as well as place of delivery and place of origination of payment by smart gmbh) for any and all obligations under this Agreement is Stuttgart, Germany or Hambach, France.

ARTICLE 19-SIGNATURE

This Agreement has been signed by authorized representatives of smart gmbh and DISTRIBUTOR effective as of the Effective Date set forth in ANNEX 2 to this Agreement, under the heading "Effective Date".

SMART GMBH                               SMART USA DISTRIBUTOR LLC


/s/ Ulrich Walker                        /s/ Roger S. Penske
-------------------------------------    ---------------------------------------
Ulrich Walker, President & CEO           Roger S. Penske, Chairman of the Board


/s/ Anders S. Jensen                     /s/ David Schembri
-------------------------------------    ---------------------------------------
Anders S. Jensen,                        David Schembri, President
Vice President Marketing & Sales

                                                                         ANNEX 1

                                    VEHICLES

smart fortwo coupe (C451)
smart fortwo cabrio (A451)

Successor and supplementary models within existing model series will become Contract Goods upon their official launching in the Contract Territory with the consent of smart gmbh.

                                                                         ANNEX 2

                    CONTRACT SPECIFICATIONS

I.   CONTRACT TERRITORY

     United States of America and Puerto Rico.

II.  MANAGEMENT AND SIGNATORY AUTHORITY

     NAME         POSITION   JOINT/SEVERAL AUTHORITY
     ----        ---------   -----------------------
Roger Penske     Chairman    Several Authority
David Schembri   President   Several Authority

III. KEY PERSONNEL

     Roger Penske and David Schembri.

IV.  DESIGNATION

     Distributor for smart gmbh of smart Vehicles in USA and Puerto Rico.

V.   OWNERSHIP INTERESTS

         NAME            PERCENT OWNERSHIP
         ----            -----------------
United Auto Group Inc.         100%

VI.  OTHER GOODS

VII. EFFECTIVE DATE

     October 31st, 2006.

VIII. NOTICES

If to smart gmbh:                     with duplicate copy to:
smart gmbh                            DaimlerChrysler AG
HPC H100                              L/DS
P.O. Box 20 60                        HPC 096/0431
71010 Boblingen                       70546 Stuttgart
Germany                               Germany
Attention: Vice President Marketing   Attention: International Counsel USA
           & Sales
Facsimile: *                          Facsimile: *

* Confidential portions omitted and filed separately with the Securities and Exchange Commission pursuant to an application for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

If to DISTRIBUTOR:                    with a duplicate copy to:
smart USA Distributor LLC             United Auto Group, Inc.
2555 Telegraph Road                   2555 Telegraph Road
Bloomfield Hills, Michigan 48302      Bloomfield Hills, Michigan 48302

Attention: President                  Attention: General Counsel
Facsimile: *                          Facsimile: *

* Confidential portions omitted and filed separately with the Securities and Exchange Commission pursuant to an application for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

                                                                       ANNEX 3.1

                                TARGET AGREEMENT

In accordance with the Distributor Agreement between smart gmbh ("smart gmbh") and smart USA Distributor LLC ("DISTRIBUTOR") dated October 31st, 2006, DISTRIBUTOR undertakes to and agrees with smart gmbh to achieve the following targets during the Sales Period beginning on January 1st, 2008 and ending on December 31st, 2008 (the "Sales Period"):

*

Any other targets mutually agreed for example, among others, CSI targets, market share targets, number of outlets.

SMART GMBH                              SMART  USA DISTRIBUTOR LLC


/s/ Ulrich Walker                       /s/ Roger S. Penske
-------------------------------------   ----------------------------------------

Dated: October 31st, 2006

* Confidential portions omitted and filed separately with the Securities and Exchange Commission pursuant to an application for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

                                                                       ANNEX 3.2

                                      PARTS

The discount for Parts is subject to the discount class ("RG") applicable for the relevant Part, as designated by DAIMLERCHRYSLER. Currently, the following discounts apply for the following discount classes;

General Parts
Discountgroup    *           *
Discountgroup    *           *

Assemblies
Discountgroup    *           *

Special Parts
Discountgroup    *           *

Accessories
Discountgroup    *           *

Special Tools
Discountgroup    *           *

Discounts are based on the German Wholesales list prices of the DaimlerChrysler AG valid on the day of delivery.

* Confidential portions omitted and filed separately with the Securities and Exchange Commission pursuant to an application for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

                                                                         ANNEX 4

               FORMAT TYPES, CORPORATE IDENTITY (CI) END STANDARDS

smart gmbh and United Auto Group, Inc, agree to the following matters pertaining to Format Types, Corporate Identity and Standards, based on Article 5.2 (1) of the Distributor Agreement made as of October 31st, 2006 by and between smart gmbh and United Auto Group, Inc.

*




















* Confidential portions omitted and filed separately with the Securities and Exchange Commission pursuant to an application for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.


                                                              Pps 41 to 50 of 86

                                     ANNEX 5

                             DISTRIBUTOR'S WARRANTY

                                                                    (SMART LOGO)

                         - MINIMUM WARRANTY CONDITIONS-

Vehicle warranty:                24 months, 24000 miles

Parts & accessories warranty:    24 months, 24000 miles

Corrosion perforation warranty:  48 months. 50000 miles

Any other warranty required by
Applicable Law:                  the warranty terms required Applicable Law

1. DISTRIBUTOR guarantees the fault-free functioning of the motor vehicle for each motor vehicle type produced by smart gmbh, as set out in the following conditions. The warranty covers any malfunction of the vehicle due to production or material faults and for which warranty coverage is not excluded according to these conditions.

2. The warranty entitles the customer to have the malfunction corrected and the resulting damage caused to other parts of the vehicle either repaired or replaced free of charge. Warranty claims can only be asserted at a smart authorised repairer and must be reported there, accompanied by presentation of the service booklet. The smart authorised repairer shall decide whether to repair or replace. Any parts acknowledged as faulty and replaced become the property of DISTRIBUTOR.

3. DISTRIBUTOR provides warranty on the vehicle as well as on smart replacement parts and original accessories for a period of 24, months or 24000 miles (whichever comes first). The criteria for the start of the warranty period are the delivery date or the date of initial licensing of the vehicle (whichever is the earlier), and in the case of replacement parts and original accessories, the date of purchase, smart gmbh additionally grants a 48 months or 50000 miles (whichever comes first) warranty against corrosion perforation of bodywork from the inside out.

4. Natural wear and tear, non-warranty adjustment work and normal servicing and maintenance are excluded from the warranty. Warranty claims also cannot be made without regard to the contributory causes for malfunctions and damage caused by:

a) influences acting on the vehicle from outside, e.g. of a mechanical or chemical nature (such as damage to paintwork, synthetics or bodywork caused by flying stones, fly ash, industrial emissions, bird droppings) or other external occurrences, including accidents, malicious or willful actions by third parties, in particular theft and unauthorized use,

b) improper handling or overloading of the vehicle, including non-standard conditions of use such as off-road driving, racing, overloading, excessive roof, trailer or axle loads,

c) alteration of the original construction of the vehicle (e.g. tuning), conversions or alterations of parts, installation of accessories or units from other manufacturers, the use of which has not been approved by smart gmbh,

d) use of unsuitable lubrication and fuels, or

e) improper storage or damage during transport.

5. A warranty claim only exists if the servicing and maintenance works prescribed and recommended by DISTRIBUTOR and/or smart gmbh have been carried out on the vehicle at a smart authorized repairer or by another company expressly authorized by DISTRIBUTOR to perform such tasks.

6. The warranty does not cover malfunctions and damage which have arisen because:

a) the vehicle has previously, been serviced, maintained or attended in a garage other than a smart authorized repairer or an operation authorized by DISTRIBUTOR, or by a third party that has not been authorized by DISTRIBUTOR for the specialist and professional maintenance, servicing or upkeep of the vehicle,

b) the operating instructions of the vehicle have not been observed, or

c) a malfunction or damage has not been immediately reported and the vehicle has not been immediately brought in for repair.

7. The repair of indirect and consequential damage is not covered insofar as it is not listed under clause 2 above.

8. This warranty does not constitute a basis for claims for cancellation (annulment of the purchase contract) or reduction (reduction the purchase price) against DISTRIBUTOR.

9. This warranty is valid exclusively for the territory in which smart gmbh maintains a distribution network with smart authorized repairers at the date of the occurrence of the warranty event. If the vehicle is still under warranty and is in need of repair outside of the DISTRIBUTOR's Contract Territory the warranty will be the warranty under this Annex 5 and not the warranty generally applicable outside of the DISTRIBUTOR's Contract Territory.

10. All claims arising from the warranty are barred by the statute of limitations 6 months after receipt of the damage report at the smart authorized repairer in accordance with clause 2 above, but at the latest 30 months (in the case of the corrosion perforation warranty, 54 months} after delivery of the vehicle to the customer.

11. The customer has the right, if necessary, to make contractual and legal warranty claims against the seller of the vehicle, irrespective of and in addition to claims under this warranty.

                                                                         ANNEX 6

                                SALES CONDITIONS

                                                                    (SMART LOGO)

TERMS AND CONDITIONS FOR THE SALE OF BRAND-NEW VEHICLES ABROAD

Exclusively applicable to sales by smart gmbh to foreign business persons who in concluding the contract of sale are acting in a commercial or independent professional capacity, and to public authorities abroad.

I.   SCOPE OF CONDITIONS

1. The contract of sale shall be governed exclusively by these Terms and Conditions of Sale. Conflicting terms of the Buyer shall not apply.

2. These terms and conditions of sale apply to the sale of brand new vehicles of the smart brand to business persons domiciled outside the Federal Republic of Germany, who in concluding the contract of sale are acting in a commercial or independent professional capacity, and to foreign public authorities and foreign publicly-owned legal entities.

II.  CONCLUSION OF THE CONTRACT, AMENDMENTS TO THE CONTRACT AND ASSIGNMENT

1.   Offers of the Seller are not binding.

2. The Buyer shall be bound by the order for a period not exceeding six weeks, in the case of vehicles which are in stock at the Seller's, for up to two weeks. The contract of sale is concluded when within this period the Seller confirms in writing or by electronic mail the acceptance of the order for the objects of sale described in more detail or, if the order is to be processed in an electronic data processing system (EDP system), at the time when the Buyer can see in the EDP system that the Seller has begun processing the order (e.g. Progress Code 15 in smart EDP system). In any event, the contract of sale shall be concluded when delivery has been made. The Seller shall be obliged to inform the Buyer without delay if it does not accept the order.

3. Amendments or addenda to the contract and oral statements must be in writing or by electronic mail or, if the order is being processed in an EDP system, the Seller must have taken, them into account in a way that is apparent to the Buyer.

4. During the delivery period, the manufacturer's right to make design or shape modifications, to deviate from the color shade and make changes to the scope of delivery is reserved, provided that the Buyer can reasonably be expected to accept such changes or deviations, taking the interests of the Seller into account.

     The Buyer cannot derive any rights from any marks or numbering used by the Seller or the manufacturer to identify the order or the objects of sale ordered. Only the order number used by the Seller is relevant for any correspondence between the parties.

5. The rights and duties of the Buyer arising from the contract of sale may not be transferred without the Seller's consent in writing or by electronic mail.

III. DELIVERY AND PRICES

1. Delivery shall be made "CIF USA port", smart gmbh will cover the costs for transportation to USA VPC within, a maximum of 100 miles distance from the respective sea port, provided DISTRIBUTOR uses a VPC for Vehicles within those 100 miles distance.

2. Partial deliveries are permitted, insofar as the Buyer can be reasonably expected to accept them.

3. The Seller does not accept a no-fault procurement risk for the objects of sale.

4. In cases where an object of sale cannot be delivered on the scheduled delivery date due to the discontinuation of series production, both parties shall be released from the obligations under the contract of sale insofar as this object of sale is concerned. In such a case the Seller shall inform the Buyer without delay and reimburse any counter - performance received without delay. In such a case the Seller shall not be obliged either to deliver the originally ordered object of sale or to pay damages.

5. Prices are understood, unless any other stipulations have been made, ex works net plus cost for logistics, transportation and insurance.

6.   Shipment within the European Economic Area shall be made d.d.u. [.....].
     All other shipment shall be made f.o.b. Baltic Sea Port, Federal Republic of Germany, or c.i.f, (port of entry), at the Seller's choice.

IV.  PAYMENT, DELAY IN PAYMENT AND OFFSETTING

1. The purchase price and prices for incidental services shall be payable less any agreed discounts upon delivery of the objects of sale and submission of the invoice or other means of rendering account. On a monthly basis smart gmbh will reimburse DISTRIBUTOR for the difference between DISTRIBUTOR paying smart gmbh for Vehicles based upon 'net 15 days ex works' credit terms and DISTRIBUTOR paying smart gmbh for those Vehicles based upon delivery at USA VPC if USA VPC is used and is within 100 miles distance from USA port or, if not used, the USA port or another mutually agreed method.

2. Payment must be made in the currency specified on the invoice and in such a way that the Seller does not incur any costs.

3. Should the Buyer default on payment, including with respect to individual invoices, the Seller shall be entitled to demand payment in advance for consignments in transit and subsequent deliveries from all ongoing contracts.

4. The Buyer may offset claims of the Seller only if the Buyer's counterclaim is uncontested or has been confirmed by a non-appealable court decision. A right of retention may only be exercised insofar as it relates to claims arising from the contract of sale.

V.   DELIVERY TIME, DELAY IN DELIVERY AND FORCE MAJEURE

1. Delivery dates and delivery periods which may be agreed as either binding or non-binding are to be stated in writing or by electronic mail. Where orders are being processed in an EDP system, a delivery date or a delivery period shall be deemed to have been agreed if the Seller has taken it into account in a way that is apparent to the Buyer. Delivery periods shall commence upon conclusion of the contract.

2. The Buyer may demand delivery six weeks after a non-binding delivery date or a non-binding delivery period has been exceeded. The Seller is in delay from the time that it receives this demand. If the Buyer wishes to withdraw from the contract and/or claim damages in lieu of performance, it must set for the Seller a reasonable period within which to effect delivery after the end of the six-week period pursuant to sentence 1. The Buyer shall not be entitled to seek damages in the event of slight negligence on the part of the Seller.

     If performance becomes impossible for the Seller by coincidence while it is in delay, the Seller shall be liable within the scope of the limitations on liability agreed above. The Seller shall not be liable if the damage would have been incurred even if the delivery had been made on time.

3. If a binding delivery date or binding delivery period is exceeded, the Seller is in delay as soon as the delivery date or delivery period is exceeded. The rights of the Buyer shall then be determined by clause 2 sentences 3 to 6 of this section.

4. In the event that the Seller is temporarily prevented from delivering at the agreed time or within the agreed period through no fault of its own, due to force majeure. or operational disruptions occurring at the Seller's or its suppliers', the dates and periods referred, to in clauses 1 to 3 shall be extended by the duration of the impairment of performance. The same shall apply if not all permits have been granted or not all documents, payments, securities, transport containers and means of transport to be provided by the Buyer have been received by the Seller on time. If disruptions pursuant to sentence 1 result in performance being postponed by more than four months, both Seller and Buyer shall be entitled to withdraw from the contract. This shall not prejudice other rights to withdraw from the contract.

VI.  ACCEPTANCE AND DELAY OF THE BUYER

1. The Buyer is obliged to accept the objects of sale within 30 days of receiving notice of readiness for delivery or, where orders are being processed in an EDP system, within 30 days of the time at which the Buyer can see in the EDP system that the objects of sale are ready for delivery. In the absence of either a notice of readiness for delivery or a processing of the orders in an EDP system, the Buyer is obliged to accept the objects of sale within 30 days following the end of the month for which delivery was agreed upon, unless the Seller is in delay of delivery.

2. Should the Buyer fail to accept the objects of sale, the Seller may exercise its statutory rights. The same applies if the Seller is unable to deliver because the Buyer has failed to supply the permits, documentation, payments, securities, transport containers or means of transport which it is required to provide or it does not assume transportation for which it is responsible. In the event of non-acceptance, the Seller is also entitled to send the items to the Buyer at the latter's expense and risk.

3. Should the Seller seek damages, such damages shall amount to *% of the agreed purchase price. This amount may be increased if the Seller is able to prove greater damage or reduced if the Buyer can prove that the damage was lower.

VII. RESERVATION OF TITLE

1. The objects of sale shall remain the property of the Seller until such time as the claims accruing to the Seller by virtue of the contract of sale have been settled. The reservation of title also applies to claims acquired by the Seller against the Buyer arising from the ongoing business relationship until such time as the claims of the Seller in connection with the sale have been settled.

2. Any processing or modification of the reserved-title goods by the Buyer or a third party or the combination of such goods with other goods shall be for the Seller. The Seller shall acquire co-ownership of the newly created products which are deemed to be reserved-title goods within the meaning of this Section VII, such that its share of the new products corresponds to the value of the originally supplied objects of sale.

3. The Seller consents to the resale of the reserved-title goods by the Buyer within the scope of its ordinary course of business; such consent being revocable and subject to the provisions of clause B. The Buyer may not pledge the reserved-title goods or assign them by way of security. To secure all claims arising from the ongoing business relationship, the Buyer assigns to the Seller its claims from the resale of the reserved-title goods in the amount of the Seller's claim to the purchase price.

* Confidential portions omitted and filed separately with the Securities and Exchange Commission pursuant to an application for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

     Until its authorization is revoked, the Buyer is entitled and obliged to collect the debts assigned to the Seller. Should the Buyer suspend payments generally, this collection authorisation shall end without the need for explicit revocation.

4. At the request of the Buyer, the Seller shall release the security provided in accordance with the foregoing provisions - at its discretion - insofar as the realizable value of this security exceeds the claims to be secured arising from the ongoing business relationship by *%.

5. The Buyer is obliged to carefully look after the reserved-title goods for the Seller, to keep them in perfect technical condition and to have any necessary repairs carried out without delay. The reserved-title goods are to be serviced and repaired in workshops expressly approved by the manufacturer for the servicing of the objects of sale, except in cases of emergency.

6. As long as reservation of title remains in force, the Buyer shall be required at the demand of the Seller to insure the reserved-title goods with all-risk cover at their value as new or in the amount of the outstanding claim, with the proviso that the rights arising from the insurance accrue to the Seller. The Seller shall be entitled to demand the insurance certificate.

7. In the event of attachment or of other impediments to the owner's interests, the Buyer shall inform the Seller without delay.

8. Should the Buyer fail to meet its payment and insurance obligations or other obligations arising from the reservation of title including the assignment of debts, or suspend payments in general, or should insolvency proceedings be instituted in respect of its assets or, as a result of the conduct of the Buyer, notification from the insurer provided for in the insurance certificate is sent to the Seller, the full outstanding balance shall fall due immediately, even if bills of exchange with later maturity dates are running, and any right of the Buyer to dispose of the reserved-title goods pursuant to clause 3 shall lapse. If the full outstanding balance is not paid immediately, the right of the Buyer to use the reserved-title goods shall lapse. The Seller shall be entitled after the expiration of a 14-day period of grace granted by it, or, in the event of the Buyer suspending payments in general or insolvency proceedings being instituted, immediately, to demand the restitution of the reserved-title goods excluding any right of retention, and to collect them from the Buyer. Such action shall not require cancellation of the contract; the demand for restitution and collection of the reserved-title goods shall not constitute a withdrawal from the contract.

     The repossession by the Seller of reserved-title goods in which third parties have co-ownership rights shall also constitute repossession for the co-owners. The Buyer shall be liable for all costs incurred in connection with repossession and realization of the value of the reserved-title goods. Notwithstanding the payment obligation of the Buyer, the Seller is entitled
     - where applicable by agreement with the co-owners -

* Confidential portions omitted and filed separately with the Securities and Exchange Commission pursuant to an application for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

     to realize the value of the repossessed reserved-title goods and accessories at the beat price through sale on the open market or by public auction. The proceeds after deduction of costs will, insofar as they are not owed to the Seller or a third party to cover existing claims, be paid to the Buyer.

9. If the country in whose territory the objects of sale are located does not permit reservation of title, but does permit the Seller to reserve other rights to the objects of sale, the Seller may exercise all such rights. The Buyer is obliged to take at its own expense all steps which are necessary to enable the reservation of title or other substitute right over the objects of sale to take effect and to be maintained.

VIII. DEFECTS

1. Claims of the Buyer on grounds of defects in passenger cars shall become time-barred as provided by statutory provisions after two years from the date when the object of sale concerned was first registered or brought into service, depending an which came first, but no later than 30 months after delivery of the object of sale concerned unless otherwise agreed in the clauses below.

2. In the event of malicious non-disclosure of defects or of a guarantee given for quality, claims over and above those set forth in clause 1 remain unaffected.

3. The end purchaser may assert its claims for rectification of defects against the party which sold the object of sale concerned to it or against other workshops approved by the manufacturer for the servicing of the objects of sale. The Buyer must notify the Seller in each event as soon as it becomes aware of such claims being asserted. The Buyer shall have no recourse against the Seller in respect of claims far subsequent performance and withdrawal from the contract. Instead, the Seller shall reimburse the Buyer in respect of the costs necessitated by the subsequent performance or the damage incurred through exclusion of the right of withdrawal, less any expenses saved and income received in connection with any other use of or benefit obtained from the object of sale concerned.

4. If a defect renders an object of sale unusable, the nearest available workshop to the unusable object of sale which has been approved by the manufacturer for the servicing of the objects of sale shall be informed.

5. Replaced objects of sale or parts thereof shall be kept for the purpose of inspection by the Seller at a place specified by the Seller and returned to it upon request. Should the claims for defects prove to be justified, the items shall become the property of the Seller and the Seller shall bear the costs of their return.

6. Claims for defects relating to the parts used to remedy defects may be asserted on the basis of the contract of sale until the end of the limitation period for the object of sale concerned.

7. A change in ownership of the objects of sale will not affect claims for the rectification of defects.

X.   LIABILITY

1. If the Seller is to be held responsible under the statutory provisions in accordance with these terms and conditions for damage caused by slight negligence, the liability of the Seller shall be limited as follows:

     The Seller shall be liable only for the breach of obligations essential to the contract and its liability shall be limited to the typical damage which was foreseeable at the time the contract was concluded. This limitation shall not apply in the event of injury to life, limb or health. So far as the damage is covered by insurance taken out by the Buyer for the respective damaging event (excluding fixed-sum insurance), the Seller shall only he liable for any associated disadvantage suffered by the Buyer e.g. increased insurance premiums or the cost of interest until such time as the claim is settled by the insurer.

     The Seller shall not be held liable for damage caused by slight negligence through a defect in an object of sale.

2. Regardless of the issue of fault, this shall not prejudice the liability of the Seller in the event of malicious non-disclosure of a defect, or if the Seller has provided a guarantee or accepted a procurement risk, or under the terms of the German Product Liability Act.

3. Liability in the event of delay in delivery is governed conclusively by the provisions of Section V.

4. The legal representatives, vicarious agents and employees of the Seller shall bear no personal liability for damage caused by slight negligence on their part.

XI.  PLACE OF PERFORMANCE, JURISDICTION AND APPLICABLE LAW

1. The place of performance for delivery of the objects of sale shall be the manufacturing plant.

2. Should any provision of these terms end conditions and of the other agreements made be or become invalid, this shall not affect the validity of the contract in any other respect. The parties to the contract undertake to replace the invalid provision with a provision that accords most closely in terms of its commercial effects.

3. The courts of Stuttgart shall have exclusive jurisdiction over all present and future claims arising from the business relationship between the Seller and the Buyer, including claims based on bills of exchange or checks. The Seller is also entitled to sue at the domicile of the Buyer.

4. The contract is governed by German law. INCOTERMS 2000 shall apply. The United Nations Convention on the International Sale of Goods dated April 11, 1980 shall not apply.

                                                                    (SMART LOGO)

TERMS AND CONDITIONS OF SALE FOR PARTS, COMPONENTS AND ACCESSORIES ABROAD

Exclusively applicable to sales by or on behalf of smart gmbh to foreign business persons who in concluding the contract of sale are acting in a commercial or independent professional capacity, and to public authorities abroad.

I.   SCOPE OF APPLICATION

1. The contract of sale shall be governed exclusively by these Terms and Conditions of Sale. Conflicting terms of the Buyer shall not apply.

2. These terms and conditions of sale apply to the sale of new and reconditioned original smart parts and components, and vehicle accessories to business persons domiciled outside the Federal Republic of Germany who, in concluding the contract of sale, are acting in a commercial or independent professional capacity, and to foreign public authorities and foreign publicly-owned legal entities.

II.  CONCLUSION OF THE CONTRACT, AMENDMENTS TO THE CONTRACT AND ASSIGNMENT

1.   Offers of the Seller are not binding.

2. The Buyer shall be bound by the order for a period not exceeding four weeks. The contract of sale is concluded when within this period the Seller confirms in writing or by electronic mail the acceptance of the order for the objects of sale described in more detail or, if the order is to be processed in an electronic data processing system (EDP system), at the time when the Buyer can see in the EDP system that the Seller has begun processing the order. In any event, the contract of sale shall be concluded when delivery has been made. The Seller shall be obliged to inform the Buyer without delay if it does not accept the order.

3. Amendments or addenda to the contract and oral statements must be in writing or by electronic mail, or, if the order is being processed in an EDP system, the Seller must have taken them into account in a way that is apparent to the Buyer.

4. During the delivery period, the manufacturer's right to make design or shape modifications, to deviate from the color shade and make changes to the scope of delivery is reserved, provided that the Buyer can reasonably be expected to accept such changes or deviations, taking the interests of the Seller into account.

     The Buyer cannot derive any rights from any marks or numbering used by the Seller or the manufacturer to identify the order or the objects of sale ordered.

5. The rights and duties of the Buyer arising from the contract of sale may not be transferred without the Seller's consent in writing or by electronic mail.

III. DELIVERY AND PRICES

1.   Delivery shall be made "exw factory delivery store".

2. Partial deliveries are permitted, insofar as the Buyer can be reasonably expected to accept them.

3. The Seller does not accept a no-fault procurement risk for the objects of sale.

4. In cases where any objects of sale cannot be delivered on the scheduled delivery date due to the discontinuation of series production, both parties shall be released from the obligations under the contract of sale insofar as these objects of sale are concerned. In such a case the Seller shall inform the Buyer without delay and reimburse any counter-performance received without delay. In such a case, the Seller shall not be obliged either to deliver the originally ordered objects of sale or to pay damages.

5. The purchase price comprises the export list price valid on the delivery date plus any value-added tax applicable on the delivery data.

IV.  PAYMENT, DELAY IN PAYMENT AND OFFSETTING

1. The purchase price and prices for incidental services shall be payable less any agreed discounts upon delivery of the objects of sale and submission of the invoice or other means of rendering account. Payments for parts shall be mutually agreed upon based upon the principal that smart gmbh shall not be conducting business in the United States.

2. Payment must be made in the currency specified on the invoice and in such a way that the Seller does not incur any costs.

3. Should the Buyer default on payment, including with respect to individual invoices, the Seller shall be entitled to demand payment in advance for the consignments in transit and subsequent deliveries from all ongoing contracts.

4. The Buyer may offset claims of the Seller only if the Buyer's counterclaim is uncontested or has been confirmed by a non- appealable court decision. A right of retention may only be exercised insofar as it relates to claims arising from the contract of sale.

V.   DELIVERY TIME, DELAY IN DELIVERY AND FORCE MAJEURE

1. Delivery dates and delivery periods which may be agreed as either binding or non-binding are to be stated in writing or by electronic mail. Where orders are being processed in an EDP system, a delivery date or a delivery period shall be deemed to have been agreed if the Seller has taken it into account in a way that is apparent to the Buyer. Delivery periods shall commence upon conclusion of the contract.

2. The Buyer may demand delivery six weeks after a non-binding delivery date or a non-binding delivery period has been exceeded. The Seller is in delay from the time that it receives this demand. If the Buyer wishes to withdraw from the contract and/or claim damages in lieu of performance, it must set for the Seller a reasonable period within which to effect delivery after the end of the six-week period pursuant to Sentence 1. The Buyer shall not be entitled to seek damages in the event of slight negligence on the part of the Seller.

     If performance becomes impossible for the Seller by coincidence while it is in delay, the Seller shall be liable within the scope of the limitations on liability agreed above. The Seller shall not be liable if the damage would have been incurred even if delivery had been made on time.

3. If a binding delivery date or binding delivery period is exceeded, the Seller is in delay as soon as the delivery date or delivery period is exceeded. The rights of the Buyer shall then be determined by clause 2 sentences 3 to 6 of this section.

4. In the event that the Seller is temporarily prevented from delivering at the agreed time or within the agreed period through no fault of its own, due to force majeure or operational disruptions occurring at the Seller's or its suppliers', the dates and periods referred to in clauses 1 to 3 shall be extended by the duration of the impairment of performance. The same shall apply if not all permits have been granted or not all documents, payments, securities, transport containers and means of transport to be provided by the Buyer have been received by the Seller on time. If disruptions pursuant to sentence 1 result in performance being postponed by more than four months, both Seller and Buyer shall be entitled to withdraw from the contract. This shall not prejudice other rights to withdraw from the contract.

VI.  ACCEPTANCE AND DELAY OF THE BUYER

1. The Buyer is obliged to accept the objects of sale without delay upon receiving notice of readiness for delivery or, where orders are being processed in an EDP system, without delay from the time when the Buyer can See in the EDP system that the objects of sale are ready for delivery. In the absence of either a notice of readiness for delivery or a processing of the orders in an EDP system, the Buyer shall accept the objects of sale without delay from the date upon which delivery was agreed, unless the Seller is in delay of delivery.

2. Should the Buyer fail to accept the objects of sale, the Seller may exercise its statutory rights. The same applies if the Seller is unable to deliver because the Buyer has failed to supply the permits, documentation, payments, securities, transport containers or means of transport which it is required to provide or it does not assume transportation for which it is responsible. In the event of non-acceptance, the Seller is also entitled to send the objects of sale to the Buyer at the latter's expense and risk.

3. Should the Seller seek damages, such damages shall amount to *% of the agreed purchase price. This amount may be increased if the Seller is able to prove greater damage, or reduced if the Buyer can prove that the damage was lower.

VII. RESERVATION OF TITLE

1. The objects of sale shall remain the property of the Seller until such time as the claims accruing to the Seller by virtue of the contract of sale have been settled. The reservation of title also applies to claims acquired by the Seller against the Buyer arising from the ongoing business relationship until such time as the claims of the Seller in connection with the sale have been settled.

2. Any processing or modification of the reserved-title goods by the Buyer or a third party or the combination of such goods with other goods shall be for the Seller. The Seller shall acquire co-ownership of the newly created products which are deemed to be reserved-title goods within the meaning of this Section VII, such that its share of the new products corresponds to the value of the objects of sale.

3. The Seller consents to the resale by the Buyer of the goods in which title is reserved within the scope of its ordinary course of business; such consent being revocable and subject to the provisions of clause 8. The Buyer may not pledge the reserved- title goods or assign them by way of security. To secure all claims arising from the ongoing business relationship, the Buyer assigns to the Seller its claims from the resale of the reserved-title goods in the amount of the Seller's claim to the purchase price.

     Until its authorization is revoked, the Buyer is entitled and obliged to collect the debts assigned to the Seller. Should the Buyer suspend payments generally, this collection authorization shall end without the need for explicit revocation.

4. At the request of the Buyer, the Seller shall release the security provided in accordance with the foregoing provisions - at its discretion - insofar as the realizable value of this security exceeds the claims to be secured arising from the ongoing business relationship by *%.

5. The Buyer is obliged to carefully look after the reserved-title goods for the Seller, to keep them in perfect technical condition and to have any necessary repairs carried out without delay. The reserved-title goods are to be serviced and repaired in workshops expressly approved by the manufacturer for the servicing of the objects of sale, except in cases of emergency.

6. AS long as reservation of title remains in force, the Buyer shall be required at the demand of the Seller to insure the reserved-title goods with all-risk cover at their value as new or in the amount of the outstanding claim, with the proviso that the rights arising from the insurance accrue to the Seller. The Seller shall be entitled to demand the insurance certificate.

* Confidential portions omitted and filed separately with the Securities and Exchange Commission pursuant to an application for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

7. In the event of attachment or of other impediments to the owner's interests, the Buyer shall inform the Seller without delay.

8. Should the Buyer fail to meet its payment and insurance obligations or other obligations arising from the reservation of title including the assignment of debts, or suspend payments in general or should insolvency proceedings be instituted in respect of its assets or, as a result of the conduct of the Buyer, notification from the insurer provided for in the insurance certificate is sent to the Seller, the full outstanding balance shall fall due immediately, even if bills of exchange with later maturity dates are running, and any right of the Buyer to dispose of the reserved-title goods pursuant to clause 3 shall lapse. If the full outstanding balance is not paid immediately, the right of the Buyer to use the reserved-title goods shall lapse. The Seller shall be entitled after the expiration of a 14-day period of grace granted by it, or, in the event of the Buyer suspending payments in general or insolvency proceedings being instituted, immediately, to demand the restitution of the reserved-title goods excluding any right of retention and to collect them from the Buyer. Such action shall not require cancellation of the contract; the demand for restitution and collection of the goods in which title is reserved shall not constitute a withdrawal from the contract.

     The repossession by the Seller of reserved-title goods in which third parties have co-ownership rights shall also constitute repossession for the co-owners. The Buyer shall be liable for all costs incurred in connection with the repossession and realization of the value of the reserved-title goods. Notwithstanding the payment obligation of the Buyer, the Seller is entitled - where applicable by agreement with the co-owners - to realize the value of the repossessed reserved-title goods and accessories at the best price through sale on the open market or by public auction. The proceeds after deduction of costs will, insofar as they are not owed to the Seller or a third party to cover existing claims, be paid to the Buyer.

9. If the country in whose territory the objects of sale are located does not permit reservation of title, but does permit the Seller to reserve other rights to the objects of sale, the Seller may exercise all such rights. The Buyer is obliged to take at its own expense all steps which are necessary to permit the reservation of title or other substitute right over the objects of sale to take effect and to be maintained.

VIII. INSTALLATION

Any installation of the objects of sale undertaken by the Buyer shall be on the Buyer's own responsibility. The Buyer must ensure compliance with the installation instructions and guidelines for storage of the objects of sale.

IX.  DEFECTS

1. Claims of the Buyer on grounds of defects in parts, components or accessories intended to be installed in passenger cars shall expire as provided by statutory provisions after two years from the date of delivery of the object of sale concerned unless otherwise agreed in the clauses below.

2. In the event of malicious non-disclosure of defects or of a guarantee given for quality, claims over and above those set forth in clause 1 remain unaffected.

3. The end purchaser may assert its claims for rectification of defects against the party which sold the object of sale concerned to it or against other workshops approved by the manufacturer for the servicing of the objects of sale. The Buyer must notify the Seller in each event as soon as it becomes aware of such claims being asserted. The Buyer shall have no recourse against the Seller with respect to claims for subsequent performance and withdrawal from the contract. Instead, the Seller shall reimburse the Buyer with respect to the costs necessitated by subsequent performance or the damage incurred through exclusion of the right of withdrawal, less any expenses saved and income received in connection with any other use of or benefit obtained from the object of sale concerned.

4. Replaced objects of sale or parts thereof shall be kept for the purpose of inspection by the Seller at a place specified by the Seller, and returned to it upon its request. Should the claims for defects prove to be justified, such parts shall become the property of the Seller and the Seller shall bear the costs of their return.

5. Claims for defects relating to the parts used to remedy defects may be asserted on the basis of the contract of sale until the end of the limitation period for the object of sale concerned.

6. A change in ownership of the objects of sale will not affect claims for the rectification of defects.

X.   LIABILITY

1. If the Seller is to be held responsible under the statutory provisions in accordance with these terms and conditions for damage caused by slight negligence, the liability of the Seller shall be limited as follows:

     The Seller shall be liable only for the breach of obligations essential to the contract and its liability shall be limited to the typical damage which is foreseeable at the time the contract was concluded. This limitation shall not apply in the event of injury to life, limb or health. Insofar as the damage is covered by insurance taken out by the Buyer for the respective damaging event (excluding fixed-sum insurance), the Seller shall only be liable for any associated disadvantage suffered by the Buyer e.g, increased insurance premiums or the coat of interest until such time as the claim is settled by the insurer.

     The Seller shall not be held liable for damage caused by slight negligence through a defect in an object of sale.

2. Regardless of the issue of fault, this shall not prejudice the liability of the Seller in the event of malicious non-disclosure of a defect, or if the Seller has provided a guarantee or accepted a procurement risk or under the terms of the German Product Liability Act.

3. Liability in the event of delay in delivery is governed, conclusively by the provisions of Section V.

4. The legal representatives, vicarious agents and employees of the Seller shall bear no personal liability for damage caused by slight negligence on their part.

XI.  GENERAL

1. Place of performance for the delivery of the objects of sale shall be the Seller's store.

2. Should any provision of these terms and conditions and of the other agreements made be or become invalid, this shall not affect the validity of the contract in any other respect. The parties to the contract undertake to replace the invalid provision with a provision that accords most closely in terms of its commercial effects.

3. The courts of Stuttgart shall have exclusive jurisdiction over all present and future claims arising from the business relationship between the Seller and the Buyer, including claims based on bills of exchange or checks. The Seller is also entitled to sue at the domicile of the Buyer.

4. The contract is governed by German law. INCOTERMS 2000 shall apply. The United Nations convention on the International Sale of Goods dated April 11, 1980 shall not apply.

                                    ANNEX 7

                   TRADE AND SERVICES MARKS LICENSING CLAUSE

1.   SMART MARKS

1.1 Smart gmbh is the proprietor of the following trade and service marks in the Contract Territory ("smart Marks") and their applications and registrations:

     Serial No. 74/734869 SMART (word mark) in international class 12

     Registration No. 2837584 SMART (word mark) in international class 37

     Registration No. 2927097 (smart-ring device) in international classes 12 and 37

                                     (LOGO)

1.2 The smart Marks are and remain the property of smart gmbh. This property right shall neither be prejudiced by these Trade and Service Marks Licensing Clauses, nor by the Distributor Agreement, nor by any other agreement between the Parties.

1.3 The smart Marts are subject of these Trade and Service Marks Licensing Clauses, unless their protection period in the Contract Territory has expired, smart gmbh does not accept any liability for the validity of the smart Marks or the right to use the smart Marks, other than the use of the smart Marks on Contract Goods.

1.4 If smart gmbh adds, modifies, replaces or amends marks used by its distribution partners, Annex 8 will be amended accordingly.

2.   RIGHT OF USE OF SMART MARKS FOR CONTRACT GOODS

2.1 smart gmbh hereby grants to DISTRIBUTOR the right of non-exclusive use of the smart Marks for sales and services in relation to Contract Goods in the Contract Territory. During the duration of the Distributor Agreement smart gmbh warrants not to grant any third party any right to use the smart Marks in the context of sale and service of Contract Goods in the Contract Territory according to the Distributor Agreement.

2.2 DISTRIBUTOR is obliged to use the smart Marks on all documents, CI-elements, stationary and advertisements relating to Contract Goods.

2.3 The use of The smart Marks by DISTRIBUTOR shall be made only in the positions and in the form and manner determined by smart gmbh. Other marks or designations must not be used by DISTRIBUTOR in connection with Contract Goods.

2.4 If DISTRIBUTOR intends to perform other services than those set forth in the Distributor Agreement, the prior written approval of smart gmbh for the use of the smart Marks is required. The granting of such approval shall be in smart gmbh's sole discretion.

2.5 DISTRIBUTOR is permitted to use the word mark "smart" in the combination "smart USA" as an integral part of its company name. All such uses of the word Mark "smart" shall inure to the benefit of smart gmbh. DISTRIBUTOR hereby assigns and transfers to smart gmbh any and all rights arising of such uses except the rights granted by smart gmbh to DISTRIBUTOR under the Distributor Agreement.

2.6 The right to use the smart Marks extends to the use of the domain www.smartusa.com. All such use shall inure to the benefit of smart gmbh. DISTRIBUTOR hereby assigns and transfers to smart gmbh any and all rights arising of such uses except the rights granted by smart gmbh to DISTRIBUTOR under the Distributor Agreement.

3.   RIGHT OF USE FOR OTHER PURPOSES

3.1 The use of the smart Marks in the distribution, presentation and in any type of advertising practiced by DISTRIBUTOR, such as prospectus, newspaper and magazine advertising or advertising by way of posters and any other outdoor advertising, must be in compliance with smart gmbh's corporate identity guidelines and is subject to regular consultations with smart gmbh. Any products with regard to the CI-elements must be procured from suppliers that have been recommended by smart gmbh.

3.2 The use of the smart Marks on or in connection with advertising gifts or any other general advertising and publicity, including advertising by expressly authorized business representatives of DISTRIBUTOR in the Contractual Territory, requires the prior written approval of smart gmbh. The granting of such consent shall be in smart gmbh's sole discretion.

3.3 The lay-out of any stationery, invoices, or other correspondence depicting the smart Marks rust be approved by smart gmbh.

4.   SCOPE OF USE

The use of smart Marks is restricted to the Contract Territory. In case smart gmbh permits the distribution of Contract Goods into countries outside of the Contract Territory, the Parties will conclude a separate prior agreement on the use of the smart Marks in the export country.

5.   FEES AND DEFENSE OF SMART MARKS

5.1 The consideration for the use of the smart Marks is included in the purchase prices of Contract Goods and covered by the joint effort of the Parties to defend the smart Marks against any violations by third parties in the Contract Territory.

5.2 DISTRIBUTOR shall therefore monitor the market with regard to any infringements of the smart Marks by third parties and will immediately notify smart gmbh of any unlawful use. DISTRIBUTOR will assist smart gmbh to the best of its ability in the defense of the smart Marks. No litigation or controversy involving the smart Marks shall be initiated or settled Without the prior written approval of smart gmbh. All costs of litigation, negotiation or settlements concerning collisions of the smart Marks in and in relation with the Contract Territory which occur following the execution of the Distributor Agreement shall be borne, up to a maximum amount of EUR
     * per calendar year (i.e. EUR * for each Party), equally by the Parties. All costs Of litigation, negotiation or settlements concerning collisions of the smart Marks which have started before the execution of the Distribution Agreement shall he borne by smart gmbh.

     If costs of litigation, negotiation or settlements concerning collisions of the smart Marks in and in relation with the Contract Territory exceed EUR * per calendar year (i.e. EUR * for both DISTRIBUTOR and smart gmbh each), smart gmbh will bear those exceeding costs alone. DISTRIBUTOR shall have no rights and/or claims against smart gmbh, should the latter decide not to proceed against the breaches.

6.   NON-ASSIGNMENT OF RIGHTS TO THIRD PARTIES

* Confidential portions omitted and filed separately with the Securities and Exchange Commission pursuant to an application for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

6.1 DISTRIBUTOR shall not be entitled to assign or transfer to any third parties any of the rights to use any of the smart Marks.

6.2 As an exception to Clause 6.1 above, DISTRIBUTOR shall with the prior written approval of smart gmbh in each single case authorize its Authorized Resellers to use the smart Marks in the due course of their business and in accordance with the rules and regulations laid down in these Trade and Service Marks Licensing Clauses. This right shall be effective during the term of the Distributor Agreement only and must be revocable at any time if the smart Marks are not used in accordance with the terms of the Trade and Service Marks Licensing Clauses.

6.3 DISTRIBUTOR shall include in all subcontracts provisions which will grant smart gmbh full protection as is provided for under these Trade and Service Marks Licensing Clauses and which will entitle smart gmbh to exercise all rights directly against such third parties to the extent that smart gmbh deems necessary. Upon third failure of DISTRIBUTOR to abide by the above regulations may be construed by smart gmbh as a gross breach of contract.

7.   TERMINATION

7.1 smart gmbh shall have the right to terminate DISTRIBUTOR'S right to use the smart Marks upon serving a written notice without need for any further legal or judicial action:

     (a) if any smart Mark is used by DISTRIBUTOR in a manner contrary to these Trade and Service Marks Licensing Clauses and if DISTRIBUTOR does not discontinue such unauthorized use within thirty (30) days from receipt of a request from smart gmbh demanding discontinuation;

     (b) if any smart Mark is used by any Authorized Reseller of DISTRIBUTOR in a manner contrary to this Agreement and/or the Authorized Reseller's agreement with DISTRIBUTOR if DISTRIBUTOR does not take action to stop such unauthorized use, where it is legally permitted to do so by Applicable Laws, within thirty (30) days from receipt of a request from smart gmbh demanding discontinuation; or

     (c) if any situation happens that entitles smart gmbh to terminate the Distributor Agreement; or

     (d) if smart gmbh is prohibited by a court of a competent jurisdiction to use the smart Marks in the Contract Territory.

7.2 DISTRIBUTOR'S right to use the smart Marks shall automatically terminate upon the expiration or termination of the Distributor Agreement. In particular, DISTRIBUTOR'S right to use the word Mark "smart" as an integral part of its company name or domain name shall automatically terminate upon termination of the Distributor Agreement. Notwithstanding, in case the Contract Goods are, upon termination of the Distributor Agreement, not resold to smart gmbh, but remain With DISTRIBUTOR according to Article 14.4
     (viii) and 14.4 (iv) of the Distributor Agreement, DISTRIBUTOR may have a limited right to use the smart Marks within a period not exceeding twelve
     (12) months and only in the context of the Contract Products.

8.   OBLIGATIONS UPON TERMINATION

8.1 Subject to the Distributor Agreement in the event of permission of DISTRIBUTOR'S right to use the smart Marks for any reason, DISTRIBUTOR shall cease to utilize the smart Marks for any purpose at any time after such termination and shall remove or have removed the smart Marks immediately from wherever they have been affixed by or on behalf of DISTRIBUTOR.

8.2 DISTRIBUTOR shall ensure that its Authorized Resellers and agents also adhere to the provisions of Clause 8.1 above.

                                    ANNEX 8

                            ALLOCATIONS OF FUNCTIONS

Draft Version, final version to be mutually agreed upon and added to the Agreement by December 31, 2006

ALLOCATION OF WHOLESALE FUNCTIONS

*




















* Confidential portions omitted and filed separately with the Securities and Exchange Commission pursuant to an application for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.


                                                              Pps 70 to 84 of 86

                                     ANNEX 9

                              TREAD Act Information

*

* Confidential portions omitted and filed separately with the Securities and Exchange Commission pursuant to an application for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

                                    ANNEX 10

                  Field Actions, Service Campaigns and Recalls

*

* Confidential portions omitted and filed separately with the Securities and Exchange Commission pursuant to an application for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.


                                                                   Page 86 of 86